Exhibit 1
Purchase and Sale Agreement
(Exhibits to the Purchase and Sale Agreement have been filed with the Securities and Exchange Commission, File No. 0-14452, as a part of these proxy materials, and are available to the Limited Partners upon request to Far West Capital, Inc., (801) 268-4444.)
PURCHASE AND SALE AGREEMENT

     This Agreement is made and entered into this 31st day of December, 1995 by and between Far West Capital, Inc. ("FWC"); Far West Electric Energy Fund, L.P. (the "Fund"); 1-A Enterprises ("1-A"); U.S. Envirosystems, Inc. ("USE") and Steamboat Envirosystems, L.C. ("SBE").
RECITALS
     A. FWC is a Utah corporation with its principal place of business at 921 Executive Park Drive, Suite B, Salt Lake City, Utah

84117. FWC is the General Partner of the Fund. Thomas A. Quinn and Alan O. Melchior who are officers, directors and majority shareholders of FWC also own majority interest in SB Geo, Inc.
("SBG") and 1-A.
     B. The Fund is a Delaware limited partnership with its principal place of business at 921 Executive Park Drive, Suite B,
Salt Lake City, Utah 84117. The Fund is publicly held by approximately 1,100 unit holders but the Fund units are not publicly traded. The Fund owns a geothermal power plant located within the Steamboat Springs Known Geothermal Resource Area located roughly 10 miles due south of downtown Reno, Nevada near the intersection of U.S. 395 and the Mount Rose Highway. This power plant ("SB-1") has a nominal net capacity of approximately 4 MW and produces on the average approximately 37.8 million KWH per year.
SB-1 sells its output under a twenty year power purchase agreement with Sierra Pacific Power Company ("Sierra"), the local public utility. That power purchase agreement provides in pertinent part, that SB-1 will be paid 7.17 cents per KWH for the first ten years of commercial operation and short-term avoided cost for the second ten years of operation. When SB-1 began commercial operations in December of 1986, it was estimated by the parties that short-term avoided cost at the beginning of the second ten years of commercial operation would be five to six cents per KW. At present Sierra's short-term avoided cost approximates 2.8 cents per KWH. It is the opinion of FWC that the SB-1 plant cannot sell its output at 2.8 cents and generate sufficient revenues to pay the cost of owning and operating the plant including debt service, royalties, operating cost...etc. As of October 1, 1995 there was a balance of $4,709,541.81 on the Westinghouse loan on SB-1 and a $1,016,774.16 debt reserve for the Loan held in escrow. In addition the Fund owes FWC approximately $2,550,257 consisting of $1,069,270 in cash advances, $825,163 in unpaid interest on those cash advances and $655,824 in unpaid services.
     C. 1-A is a Nevada General Partnership which owns a geothermal power plant commonly referred to as SB-1A ("SB-1A") which is located adjacent to the SB-1 power plant. The SB-1A power plant utilizes the tail stream from the SB-1 plant to produce power, has a nominal capacity of approximately 1.6 MW and on average produces approximately 14 million KWH per year. Because
SB-1A utilizes brine produced from SB-1 wells to produce power, SB-1A pays a pumping charge and royalty to the Fund. In 1995 it is estimated that the total pumping charge and royalty payments to the Fund will be $144,000.00. SB-1A sells its output to Sierra under a thirty year power purchase agreement. Pursuant to that agreement during the first ten years of commercial operation, which began in December of 1988, SB-1A is paid a floating rate for its output based on the movement of several indices. At present SB-1A is paid one rate for capacity and another for energy. These rates vary at different times of the day and year. During 1995 the annual blended rate paid for SB-1A's output is 0.05433 cents per KWH. During the balance of the power purchase agreement beginning December of 1998, SB-1A will be paid for its output at Sierra's short-term avoided cost which presently approximates 2.8 cents per KWH. 1-A does not believe that SB-1A can sell its output at 2.8 cents per KWH and generate sufficient revenues to pay the cost of owning and operating the plant including operating expenses, pumping charges, royalties, debt service...etc. As of October 1, 1995 there was a balance due on the Westinghouse loan on SB-1A of $1,746,470 and a debt reserve held in escrow of $79,868.56. In addition 1-A owes
FWC in excess of $950,000 representing, (1) loans made in connection with the construction of the SB-1A plant with a principal balance of approximately $632,000, (2) cash advances of approximately $88,000 and (3) interest on all of the above.
     D. FWC has initiated discussions with Sierra concerning renegotiating the power purchase agreements applicable to the SB-1 and SB-1A power plants to increase the rate to be paid for the power generated by those plants during the period following the first ten years of commercial operations. At this point FWC has no reasonable basis on which to predict the outcome of those negotiations:


     E. SB Geo, Inc. ("SBG") is a Utah corporation with its principal place of business at 921 Executive Park Drive, Suite B, Salt Lake City, Utah 84117. SBG currently operates SB-1 and SB-1A under a contract which provides that SBG does not make a profit on the operations of those plants. In accordance with the terms of this Agreement, SBE and SBG will executed an Operating Agreement (a copy of which is attached hereto as Exhibit "C") pursuant to which SBG will operate the SB-1 and SB-1A geothermal power plants for SBE.
     F. USE is a Delaware corporation with its principal place of business at 515 N. Flagler Drive, Suite 202, West Palm Beach, FL 33401. USE is in the business of developing, owning and operating power plants utilizing various technologies to generate electricity.
     G. USE desires to purchase the SB-1 and SB-1A power plants under the terms described in this agreement. FWC, the Fund and 1-A are willing to sell the SB-1 and SB-1A power plants subject to approval of the transaction by the Fund's limited partners. To facilitate this transaction, FWC has given USE the opportunity to review any documents in the possession of FWC or its affiliates, and interview any persons who might have information relating to the operation, performance, output and design of SB-1 or SB-1A.
     H. In furtherance of the proposed transaction, USE has negotiated to purchase the position of Westinghouse who is the primary lender on both the SB-1 and SB-1A projects. If USE completes the purchase of Westinghouse's position on or before January 15, 1996, USE will purchase the total Westinghouse loan balance of (as of October 1, 1995) $6,456,012.11 for approximately $4,600,000.
     I. It is the intention of the parties as expressed in this Agreement that SBE, a Utah Limited Liability Company qualified to do business in Nevada, with its principal place of business at 921 Executive Park Drive, Suite B, Salt Lake City, UT 84117, will acquire the SB-1 and SB-1A power plants and all associated assets of any kind with funds provided by USE. SBE's Articles of Organization and Operating Agreement (which are attached hereto as Exhibit "A") provide, inter alia, that SBE is owned 50% each by FWC and USE and that each year USE will receive a preferred 18% return on all funds raised by USE in public and private fund raising efforts up to $10,000,000.00 before FWC shall be entitled to any distributions from SBE. Each year any net revenues in excess of the amount needed to pay the 18% preferred target return to USE will be divided 50% each to USE and FWC. The preferred 18% return, however, is not guaranteed and any short fall in that return will not accumulate from one year to the next. In the event that USE does not buy out all of the Westinghouse debt or having acquired the Westinghouse debt does not contribute that debt to SBE; any debt amortization paid to Westinghouse or USE will be paid out of USE's share of SBE's revenues and will count towards USE's preferred 18% return. It is also intended that if USE acquires the Westinghouse debt and this transaction is approved by the Fund's limited partners and if USE shall contribute the Westinghouse debt to SBE as further capitalization of SBE, USE shall have the right to own and dispose of the SB-1 and SB-1A debt reserves held in escrow at First Security Bank in Salt Lake City.
     J. USE has previously paid FWC a $50,000.00 non-refundable deposit towards the purchase of the SB-1 and SB-1A power plants.
     K. USE's performance under this Agreement is conditioned upon its raising $10,000,000 in public or private securities offerings.
     NOW THEREFORE, based on the foregoing and the mutual covenants and representations contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Attached hereto as Exhibit "A" are the Articles of Organization and Operating Agreement for SBE, a Utah Limited Liability Company which have been executed by FWC and USE.
     2. On or before March 1, 1996 USE will deposit into an escrow account at Zions National Bank in Salt Lake City, Utah cash in the amount of $2,525,000 in immediately available funds in U.S. currency. On or before March 1, 1996 the Fund and 1-A shall deposit in the same escrow account documents converting the assets provided in paragraph 3 below to SBE.
     3. As soon as the funding and conveyance documents are released to SBE from escrow as provided in paragraph 13 below, SBE shall transfer $275,000 to 1-A and $1,250,000 to the Fund in exchange for an assignment of all of 1-A's and the Fund's right, title and interest in and to all of their SB-1 and SB-1A related assets, including; supplies, inventory, plant, equipment, receivables and property; tangible and intangible, real and personal including without limitation permits, licenses, policies, contracts, chooses in action, records, reports, documents, computer records, power sales agreements, leases, subleases, designs, operating records, bank accounts, escrow accounts, funds, wells, rights to brine; used or useful or pertaining to the ownership, operation and maintenance of the SB-1 and SB-1A geothermal power plants, prorated as of December 31, 1995. These assets are described in more detail in Exhibit "D" hereto. These assets shall be conveyed to SBE free and clear of all claims or encumbrances except those disclosed in Exhibit "B" hereto. USE has previously paid FWC a non-refundable deposit of $50,000 towards the purchase of SB-1 and SB-1A on behalf of SBE. That deposit has been used by FWC to defray the cost of this transaction including the cost of the preparation and mailing of the Consent Solicitation Statement for the Fund. The $50,000 deposit will be allocated $50,000 towards the purchase of SB-1.
     4. Simultaneous with the actions taken in paragraph 3 above, SBE and SBG shall execute the Operating Agreement attached hereto as Exhibit "C".
     5. Simultaneous with acquiring ownership of the SB-1 and SB-1A power plants and related assets, SBE shall assume responsibility for all direct obligations and liabilities associated with the ownership and operation of the SB-1 and SB-1A power plants including, without limitation, operating costs, royalties, debt service (if any), back feed electricity, interconnect fees .....etc. prorated as of December 31, 1995.
     6.   $1,000,000 of the $2,575,000 ($50,000 deposit used for
transaction cost plus $2,525,000 in cash at closing) contributed to SBE by USE shall be used to attempt to buy out the gross royalties and net revenue royalties owned by GDA, Benson, Helzel and Schwartzoff and Ormat, Inc. in the SB-1 and SB-1A projects and to finance improvements in the SB-1 and SB-1A power plants. Any amounts not utilized for those purposes shall be retained in the accounts of SBE to be used in the operation and maintenance of the SB-1 and SB-1A power plants.
     7. If USE purchases the Westinghouse loan position on the SB-1 and SB-1A power plants, USE may contribute that debt position to SBE as a part of its capital contribution to SBE and if that is done SBE may cancel the debt and all related encumbrances on the SB-1 and SB-1A projects. If so contributed and canceled, SBE shall immediately assign to USE all of its right, title and interest in and to the. funds held in the SB-1 and SB-1A loan reserves (as of October 1, 1995 a total of $1,096,643).
CONDITIONS PRECEDENT
     8. This Agreement is contingent upon obtaining the necessary approval of the limited partners of the Fund as provided in the Fund's limited partnership agreement. In order to solicit this approval it will be necessary to prepare and transmit to the limited partners a Consent Solicitation Statement in accordance with the applicable regulations of the Securities and Exchange Commission. FWC shall use its best efforts to obtain approval of the Fund's limited partners consistent with its fiduciary obligations as General Partner of the Fund. As an incentive to the limited partners to approve this transaction, and contingent upon such approval, FWC will agree to:
          A. Decline to have the Fund pay debts owed by the Fund to FWC (as of October 1, 1995, believed to be approximately $2,550,257, consisting of $1,069,270 in cash advances $825,163 interest on those cash advances and $655,824 owed for uncompensated services provided to the Fund by the general partner);
          B. FWC shall decline its share of any final distribution. But for this declination, FWC as a General Partner and holder of limited partnership units would be entitled to receive 6.1% of the cash to be distributed in the final distribution.
     This forgiveness of debt and declination of distribution will serve to maximize the distribution of cash to limited partners when the business of the Fund is wound up, third party debts are paid and a final distribution is made to limited partners. At present the estimated third party debts and accounts payable (debts not owed to the General Partner) of the Fund (including cost of this transaction) are approximately $896,872; consisting of bank debt $470,649 unpaid professional services and royalties $385,801 and $40,422 for unpaid operating services. It is estimated that if the limited partners approve this Agreement the final distribution will be a total of approximately $428,128 or $44.00 per limited partnership unit.
     9. This Agreement is contingent on the approval of the partners in 1-A. As an incentive for the 1-A partners to approve this transaction FWC will forgive 1-A's outstanding debt to FWC believed to be in excess of $950,000.
     10. This Agreement is also contingent upon USE successfully completing public and/or private efforts to raise $10,000,000. USE agrees that it will use its best efforts to successfully complete these capital raising efforts.
     11. This Agreement is further contingent upon obtaining the necessary consent to assignment of the permits, Power Purchase Agreements and Leases.
     12. Anything to the contrary notwithstanding, USE and SBE are not assuming and shall not assume any of the following liabilities, contracts, commitments and other obligations of any other party to this Agreement:
          A. Any obligations or liabilities of any other party arising under this Agreement;
          B. Any obligation of any other party to this Agreement for federal, state or local tax liability (including interest and penalties) arising from the operation of SB-1 or SB-1A by SBG, FWC, the Fund or 1-A up to the time of closing or arising out of the sale by the Fund or 1-A of the assets sold pursuant hereto;
          C. Any obligation of the Fund or 1-A for any transfer, sales or other taxes, fees or levies arising out of the sale of the assets pursuant hereto;
          D. Any obligation of the Fund or 1-A for expenses incurred in connection with the sale of the assets pursuant hereto; and
     13. The closing of the transactions contemplated by this Agreement shall take place on December 31, 1995 at 2:00 p.m. at the offices of FWC, 921 Executive Park Drive, Suite B, Salt Lake City, UT 84117 or at such other date, time and place as the parties shall mutually agree in writing. Conveyance, transfer, assignment and delivery of the assets shall be by bills of sale, certificates of transfer, endorsements, assignments and other instruments of transfer and conveyance in such form as the parties shall mutually agree. The parties recognize that as of the date of closing some of the conditions precedent will not have been satisfied such as the approval of this transaction by the limited partners of the Fund. Therefore, the purchase price and documents of conveyance and transfer shall be held in escrow pending satisfaction of all conditions precedent. At such time as all of the conditions precedent are satisfied, the parties hereto shall notify the escrow agent to release the purchase price and the conveyance document to SBE, the escrow agent shall be the Trust Department of Zions Bank, One South Main Street, Salt Lake City, UT 84111.
     14. Any transfer, sales, use or other tax, including any real estate excise tax or transfer, filing or recording fees, payable upon or with respect to the sale of the assets hereunder shall be paid when due by SBE. All real or personal property taxes attributable to any of the assets shall be prorated as of January 1, 1996.
     15. The Fund and 1-A warrant with respect to the assets being sold by each of them hereunder that to the best of their individual knowledge:
          A. The assets which are being purchased by SBE hereunder when sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly transferred to SBE and upon the delivery to SBE of the transfer and assignment documents contemplated hereby, SBE will have good and marketable title to the assets, free and clear of all liens, claims, encumbrances and other rights of third parties except as disclosed in Exhibit "B".
          B. There are no pending or threatened claims that are or could be asserted against the Fund or 1-A which relate to any toxic or hazardous substance having been improperly generated, handled, released (or threatened to be released), treated, stored or disposed of, or otherwise deposited in, on, beneath or in close proximity to the real property upon which SB-1 and SB-1A is constructed including, without limitation, the surface waters and subsurface waters thereof, and there are no underground tanks that are or have been located on, in or in close proximity to the plant site. As of the date hereof, there are no pending or threatened environmental claims that are or could be asserted against the Fund or 1-A or its predecessors, which relate to the plant site.
          C. There is no suit, action or proceeding pending or threatened against the Fund or 1-A and there is no judgment, order, injunction, decree, regulation or ruling of any court or governmental department, commission, agency, instrumentality or arbitration outstanding against the Fund or 1-A having or which, insofar as can be foreseen in the future, may have any adverse effect on the operation and use of the SB-1 or SB-1A power plants.
          D. There are no existing conditions at the SB-1 and SB-1A plant sites that could cause those sites to become in violation of or in noncompliance with any governmental rule or regulation.
          E. The Fund and 1-A have complied in all material respects with all of the applicable rules, regulations and requirements of all governmental licenses, permits and authorizations held by each entity in connection with the ownership, development and operation of their respective power plants. All information and disclosures made on any applications for licenses, permits or authorizations were true when made. Neither the Fund nor 1-A has any knowledge of any claimed violations from any governmental agency or any other person with respect to the licenses, permits and authorizations held by them in connection with the operation of the SB-1 and SB-1A power plants and neither the Fund nor 1-A has any knowledge that any condition exists which may give rise to a claim of violation in the future.
          F. All of the permits and contracts associated with the ownership and operation of SB-1 and SB-1A are in good standing and in full force and effect, and there has been no material adverse change in the status of the permits and contracts which threatens, restricts or prohibits the operation of the power plants.
     16.  USE represents and warrants that:
          A. It is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is authorized or licensed to do business in all other jurisdictions in which the failure to do so to qualify would have a material and adverse impact on its business or properties. USE has the power and authority to carry on its business as now conducted and as proposed to be conducted.
          B. All necessary actions on the part of USE necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been taken or will be taken prior to closing. This Agreement, when executed and delivered, shall constitute the legal, valid and binding obligation of USE, enforceable against USE in accordance with its terms.
     17. Each party will pay all expenses incurred by it and in connection with the negotiation, execution and performance of this Agreement, whether or not the transactions contemplated hereby are consummated, including the fees and expenses of agents, representatives, accountants and counsel for each party.
     18. Upon the reasonable request of SBE the parties shall execute, acknowledge and deliver all such further documents as may be required to convey and transfer to and vest in SBE and protect its right, title and interest in all of the assets purchased pursuant to this Agreement, and as may be otherwise appropriate to carry out the transactions contemplated by this Agreement.
     19. At closing SBE shall receive a report from First American Title Company of Reno indicating that there are no mortgages, claims, liens, charges, encumbrances security interests, restrictions on use or transfer or other defects of record with respect to the SB-1 or SB-1A plants other than as set forth in Exhibit "B".
     20. All of the respective representations and warranties of the parties to this Agreement shall survive the consummation of the transactions contemplated hereby.
     21. Each party hereto will indemnify and hold harmless each other party from any commission, fee or claim of any person, firm or corporation employed or retained by, or claiming to be employed or retained by, the indemnifying party to bring about, or to represent it in, the transactions contemplated hereby.
     22. This Agreement shall not be amended or modified except in a writing signed by each of the parties hereto.
     23. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, administrators and assigns.
     24. All notices or other communications hereunder shall be deemed to have been given when personally delivered or when deposited in the U.S. mail, registered or certified, postage prepaid and addressed as follows:


     Far West Electric Energy Fund, L.P.
     c/o Far West Capital, Inc.
     921 Executive Park Drive, Suite B
     Salt Lake City, UT  84117

     Attn:  Thomas A. Quinn

     Far West Capital, Inc.
     921 Executive Park Drive, Suite B
     Salt Lake City, UT  84117

     Attn:  Thomas A. Quinn

     1-A Enterprises
     c/o Far West Capital, Inc.
     921 Executive Park Drive, Suite B
     Salt Lake City, UT  84117

     Attn:  Thomas A. Quinn

     To U.S. Envirosystems, Inc.
     515 N. Flagler Drive, Suite 202
     West Palm Beach, FL  33401

     Attn:  Richard Nelson

     Steamboat Envirosystems, L.C.
     515 N. Flagler Drive, Suite 202
     West Palm Beach, FL  33401


     25. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.
     26. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     27. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
     28. Time is of the essence of this Agreement and each and every covenant, condition and provision hereof.
     29. Any dispute arising under this Agreement which the parties cannot resolve amicably, will first be mediated and if that process does not resolve the dispute, the dispute will be submitted to binding arbitration. Such mediation and arbitration will take place in Salt Lake City, Utah in accordance with the Rules of the American Arbitration Association and the prevailing party shall be entitled to reasonable attorney's fees in addition to any other relief to which that party may be entitled.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:                  FAR WEST CAPITAL, INC.

                         By:  _____________________________
                         Its:  ______________________________

                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                         By:  Far West Capital, Inc.
                         Its:  General Partner

                         By:  _____________________________
                         Its:  ______________________________

                         1-A ENTERPRISES

                         By:  _____________________________
                         Its:  ______________________________


PURCHASER:               US ENVIROSYSTEMS, INC.

                         By:  _____________________________
                                Richard Nelson
                         Its:  ______________________________


                         STEAMBOAT ENVIROSYSTEMS, L.C.

                         By:  _____________________________
                                Richard Nelson
                         Its:  ______________________________


EXHIBIT "A"

ARTICLES OF ORGANIZATION
OF
STEAMBOAT ENVIROSYSTEMS, L.C.

     We the undersigned named natural persons of the age of eighteen (18) or more, acting as the officers and agents of the members of a limited liability company under the Utah Limited Liability Company Act, adopt, execute, and file the following Articles of Organization for such company in the formation of such limited liability company.

ARTICLE I
COMPANY NAME

     The name of this limited liability company is Steamboat
Envirosystems, L.C. (hereinafter the "Company").

ARTICLE II
PERIOD OF DURATION

     The Company shall exist and continue for thirty (30) years unless earlier dissolved from the date of filing of these Articles of Organization with the Division of Corporations of the Utah Department of Commerce and liquidation has been completed pursuant to Utah Code Annotated Sec. 48-2b-137 or the Operating Agreement of the Company.

ARTICLE III
PURPOSE AND POWERS

     The Company shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which limited liability companies may be organized under the Utah Limited Liability Company Act. The purpose of the Company is to own and operate the SB-1 and 1A geothermal power plants located within the Steamboat Springs KGRA approximately 10 miles south of downtown Reno, NV near the intersection of U.S. 395 and the Mt. Rose Highway.

ARTICLE IV
REGISTERED OFFICE AND AGENT

     The address of the initial registered office of the Company is 921 Executive Park Drive, Suite B, Salt Lake City, Utah 84117, and the name and address of its initial registered agent is Thomas A.
Quinn at such address.

ARTICLE V
SERVICE OF THE DIVISION OF CORPORATIONS AND COMMERCIAL CODE

     The Director of the Division of Corporations and Commercial Code of the Department of Commerce of the State of Utah is appointed the agent of the Company for service of process, if the agent has resigned, the agent's authority has been revoked, or the agent cannot be found or served with the exercise of reasonable diligence.

ARTICLE VI
MANAGEMENT OF THE COMPANY

     The Company shall be managed by the Members.

ARTICLE VII
INDEMNIFICATION

     The Company will indemnify its manager and its members to the fullest extent permitted by the Utah Limited Liability Company Act, as the same may hereinafter be amended, or as otherwise permitted by law.

ARTICLE VIII
MEMBERS

     The names and addresses of the members are:

     Far West Capital, Inc.
     921 Executive Park Drive, Suite B
     Salt Lake City, Utah  84117;

     U.S. Envirosystems, Inc.
     515 North Flagler Drive, Suite 202
     West Palm Beach, FL  35401

Dated this ____ day of _______________, 1995.

                                   MEMBERS:

                                   Far West Capital, Inc.
                                   By: ________________________
                                   Its:  ________________________

REGISTERED AGENT:

Thomas A. Quinn
                                   U.S. Envirosystems, Inc.
By: ________________________
      Thomas A. Quinn                        By:
________________________
                                   Its:  ________________________

EXHIBIT "A"

OPERATING AGREEMENT

     FOR

     STEAMBOAT ENVIROSYSTEMS, L.C.


     THIS OPERATING AGREEMENT ("Agreement") is made and entered into this _____ day of _____________, 1995, by and among U.S.
Envirosystems, Inc. ("USE") and Far West Capital, Inc., a Utah Corporation ("FWC"), hereinafter referred to as "Members" and individually as "Member".

     The Members desire to organize a limited-liability company pursuant to the laws of the State of Utah. Accordingly, in consideration of the mutual covenants contained herein, the Members agree and certify as follows:

     ARTICLE I

     THE LIMITED LIABILITY COMPANY

     1.1 Organization. The Members hereby organize the limited liability company, Steamboat Envirosystems, L.C. (the "Company"), subject to the provisions of the Utah Limited Liability Company Act as currently in effect (the "Act"). It is the desire and intent of the Members that the Company be treated as a partnership for purposes of federal and state income taxation. ___________ is hereby designated as the "Tax Matters Partner" for the Internal Revenue Service ("IRS") purposes in representing the Company before the IRS and state and local taxing authorities.

     1.2 Filing. In connection with the execution of this Operating Agreement, the Members shall cause Articles of Organization that comply with the requirements of the Act to be properly filed with the Utah Division of Corporations and Commercial Code, and shall execute such further documents (including amendments to the Articles of Organization) and take such further action as is appropriate to comply with the requirements of law for the formation or operation of a limited liability company in all states and countries where the Company may conduct its business.

     1.3  Name.  The name of the Company shall be Steamboat
Envirosystems, L.C.

     1.4 Registered Office, Registered Agent. The location of the registered office of the Company shall be 921 Executive Park Drive, Suite B, Salt Lake City, Utah 84117, and thereafter at such other location as the Members may designate. The Company's registered agent at such address shall be Thomas A. Quinn.

     1.5 Term and Events of Dissolution. The Company shall continue for a period of thirty (30) years from the date of the filing of its Articles of Organization with the Utah Division of Corporations and Commercial Code, unless sooner dissolved by:

          (a) a seventy-five percent (75%) majority vote of the Members' ownership interests;

          (b) any event which makes it unlawful for the business of the Company to be carried on by the Members; or,

          (c) the expulsion, bankruptcy or dissolution of a Member.

     1.6 Continuance of Company. Notwithstanding the foregoing provisions of Section 1.5, upon the occurrence of an event described in Section 1.5(c), the remaining Members shall have the right to continue the business of the Company. Such right can be exercised only by the affirmative vote of a simple majority ownership interest of the remaining Members present at a duly constituted meeting called pursuant to Paragraph 1.12 below, within 90 days after the occurrence of an event described in Section 1.5(c), to continue the business of the Company. If not so exercised, the right of the Members to continue the business of the Company shall expire and the Company's affairs shall be wound up as provided in Article VIII.

     1.7 Management of Business. The Company shall be managed jointly by USE and FWC with FWC designated initially as Manager. USE designates Richard H. Nelson as its sole representative and FWC designates Alan O. Melchior as its sole representative. All decisions to be made by Members shall be made on unanimous consent of the Members of the Company unless otherwise provided herein.

     1.8 Purpose and Character of Business. The primary purpose of the Company shall be to own and operate SB-1 and SB-1A geothermal power plants located within the Steamboat Springs KGRA approximately 10 miles south of downtown Reno, NV near the intersection of U.S. 395 and the Mt. Rose Highway located on an approximate 30 acre parcel of real property located in Washoe County, Nevada, described in Exhibit "A" attached hereto and made a part hereof. The Company shall have all powers necessary to the accomplishment of such purpose.

     It is agreed that SB Geo, Inc. shall act as operator of the power plant commencing upon acquisition by the Company, under a separate Operating Agreement to be executed by the Company and SB
Geo, Inc. and attached hereto as Exhibit "C".

     1.9 Principal Place of Business. The location of the principal place of business of the Company shall be at 921
Executive Park Drive, Suite B, Salt Lake City, Utah 84117, or at such other place as the Members from time to time may select.

     1.10 Members. The name and address of each of the Members are as follows:

          Far West Capital, Inc.
          921 Executive Park Drive, Suite B
          Salt Lake City, Utah 84117

          U.S. Envirosystems, Inc.
          515 North Flagler Drive, Suite 202
          West Palm Beach, FL  33401


     1.11 Rules Determining Rights and Duties of Members. The rights and duties of the Members in relation to the Company shall be determined, subject to any other written agreement between them, by the following rules:

          (a) No Member shall have the right to unilaterally withdraw from the Company or to require that its interest in the Company be redeemed in whole or in part.

          (b) The Company shall reimburse each Member with respect to any payment of any costs or expenses actually incurred by it in the ordinary and proper conduct of the business of the Company which were approved by the Manager in advance.

          (c) Unless otherwise provided herein, no Member shall receive any payment for services rendered to the Company, except as may be authorized by a simple majority of Company interests present at a duly constituted meeting pursuant to Paragraph 1.12 below and/or as provided in the annual Budget.

          (d) It is recognized that lenders may require the submission of current financial statements by individual Members. Each Member agrees, upon the request of any lender evaluating the possibility of lending the Company money, to provide said lender with a current statement of its Financial Condition (Balance Sheet) and a current Statement of Earnings (Profit and Loss Statement), or other similar comprehensive statement, hereinafter collectively referred to as "Financial Statements". Financial Statements need not be "audited" by a Certified Public Accountant; however, the authenticity and accuracy of the Financial Statements shall be certified by the Member's original signature on its Financial Statement. All such Financial Statements shall be held in the strictest confidence and only provided to a previously approved lender for the specific purpose of meeting previously agreed upon funding needs of the Company.

     1.12 Meetings and Voting of Members.
          (a)  Annual or Special Meetings -   Annual or special
meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may, but need not be called by the Manager at such times and places, for such purposes and based upon such notice, rules and procedures as the Manager in its sole discretion shall deem reasonable. In lieu of a meeting, in the discretion of the Manager, any action or vote of Members required or permitted under the terms of this Agreement may take place by written ballot as more fully set forth by the provisions in Section 1.12(b) below.

               (1) Members holding a total of twenty-five percent (25%) ownership interest in the Company may call a special meeting upon fifteen days' notice in writing to the Members. A duly constituted meeting can be held only upon attendance of Members holding at least a simple majority of the ownership interest in the Company.

          (b)  Voting Rights of Members -   All actions and votes
of Members required or permitted under the terms of this Agreement may be conducted pursuant to the following terms and provisions in the sole discretion of the Manager.

               (1) Each Member shall have the right to cast one vote for each percent of ownership of record on the books of the Company by such Member. Members shall not be entitled to cumulate their votes.

               (2)  The Manager shall set a record date for
determining the Members entitled to cast a ballot and to vote, which date shall not be more than fifty (50) or less than twenty
(20) days prior to the date on which such ballots are deposited in regular mail or otherwise delivered to the Manager. The Manager shall give notice to each Member and shall transmit with any such notice the following:

                    (i)  description of each matter being voted
upon;

                    (ii) a ballot providing for each Member to cast his number of votes for or against each matter being voted upon;

                    (iii) a statement of the date by which each Member's ballot must be received by the Manager, which date shall be not less than twenty (20) days from the date on which such ballots are deposited in the regular mail or otherwise delivered to the Members; and

                    (iv) an envelope self-addressed to the Manager at the Manager's address.

               (3) All ballots must be returned to the Manager not later than the date indicated on the ballot pursuant to Section
(2)(iii) above. Ballots received after said date shall be considered void.

               (4) Within ten (10) days after the date indicated on the ballot pursuant to Section (2) (iii) above, the Manager shall count the vote. All ballots not returned, or returned after the due date, shall not be counted in the vote. The Manager shall within ten (10) days after tallying the vote notify the Members of the outcome of said vote by written notice.

               (5) Unless otherwise specified in this Agreement, any matters which shall be submitted to a vote of the Members shall be deemed approved if Members owning not less than seventy-five percent (75%) of the ownership interest then owned by all Members, in the aggregate, and who are entitled to vote in accordance with the provisions of Section (1) above, shall cast their votes in favor of any such matter.

     ARTICLE II

     CAPITAL CONTRIBUTIONS

     2.1 Initial Contributions. The profits interest and voting rights in the Company are owned by the Members in the shares of percentages set opposite the name of each Member on Exhibit "B" attached hereto and made a part hereof. The Members shall initially contribute to the Company's capital the cash, property or services described for each Member as follows:

     2.2 Initial Contributions by USE. USE's contribution to the Company will be cash in the amount of $2,575,000 in immediate availability in U.S. currency for which it shall receive 50% of the profits interest and voting rights in the Company. Up to $1,000,000 of that amount will be used to buy out gross royalties, net revenue royalties owned by BSH, GDA and Ormat, Inc. in the SB-1 and SB-1A projects and to finance improvements in the SB-1 and SB-1A power plants. Any moneys not used for those purposes will remain in the Company but in any event shall not increase USE's profits or voting interest in the Company beyond 50%.

     USE may purchase the Westinghouse balance of the Westinghouse loan $6,456,012.11 (as of October 1, 1995) on the SB-1 and SB-1A power plants for $4,600,000.00. If USE does purchase the Westinghouse position, USE may contribute that debt position to SBE as a part of its capital contribution to SBE. If that is done SBE may cancel the debt and all related encumbrances on the SB-1 and SB-1A projects. If the Westinghouse debt is so contributed and canceled, SBE shall immediately assign to USE all of its right, title and interest in and to the funds held in the SB-1 and SB-1A loan reserves (as of October 1, 1995 a total of $1,096,642.72).
The contribution by USE of the Westinghouse loan position or the subsequent cancellation of that position shall not affect USE's ownership in the Company but will affect USE's distributions as provided in Article III hereof.

     2.3 Initial Contributions by FWC. FWC's initial contribution to the Company will be the assignment thereto of outstanding debt owed by Far West Electric Energy Fund, L.P. ("FWEEF") and 1-A Enterprises ("1-A") to FWC in the estimated to be amount of $2,500,000 and the assignment of the debt owed by 1-A to FWC estimated to be in excess of $950,000. For these contributions FWC shall receive 50% profits interest and voting rights in the Company.

     2.4 Interests in Capital. The respective interests of the Members in the capital contributions to the Company are in proportion to each Member's contributions, adjusted as provided in
Article III.

     2.5 Additional Contributions. If, at any time, and in the discretion of the Manager and upon an affirmative vote of at least a simple majority of the ownership interests of the Members of the Company present at a duly constituted meeting pursuant to Paragraph
1.12 above, the Manager may call for and receive from each Member, such additional contributions as may be necessary to conduct the business of the Company. The collection procedure of additional capital shall be as follows:

          (a) Each Member shall be entitled to contribute a percent of the call equal to the Member's present ownership percentage so as to maintain its same ownership percentage after the call has been funded as the Member had before the call. Each Member shall have five (5) business days from notice of the issuance of the call to make it's contribution to maintain its ownership percentage.

          (b) If after ten (10) business days after notice of the issuance of the call for additional contributions, there remains a shortfall in the contributions required from the procedure in (a) above, then the contribution remaining to be funded shall be funded by any or all Members in proportions as they may agree to between themselves with their Member ownership percentages being adjusted accordingly. This shall be open to the Members for five (5) business days after notice of a remaining shortfall.

          (c) If after the ten (10) day period described in (b) above, and a shortfall continues to exist in funds received and funds requested in the call, then the Manager shall have sole discretion to eliminate or close the shortfall either by obtaining loans wherein the Company is the borrower, or notwithstanding the provisions of Section 7.10 herein, to seek additional Members, or to contribute or loan the additional remaining shortfall itself.

     2.6 Interest. No interest shall be paid on the capital accounts of the Members.

     2.7  Capital Accounts.
          (a) The ownership represents undivided interests in the Company assets, subject to liabilities. A separate capital account shall be maintained by the Company for each Member in accordance with IRC Sec 704(b) and Treasury Regulations promulgated thereunder.

          (b) There shall be credited to each Member's capital account:

               (1) The amount of cash contributed by the Member to the Company including any amounts contributed pursuant to Section
2.5 above;

               (2) The fair market value of property contributed by a Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under IRC Sec 752); and

               (3) The amount of Company liabilities which are assumed by such Member wherein the Member takes full and complete legal responsibility for payment of such liabilities and the Company is legally released from such liabilities, or the Member provides complete indemnification for such liabilities (other than liabilities described in Subsection (c) (2) below which are assumed by a distributee Member).

          (c)  Each Member's capital account shall be decreased by:

               (1) The amount of money distributed to the Member by the Company in reduction of Company capital;

               (2) The fair market value of property distributed to the Member by the Company (net of liabilities secured by such property that such Member is considered to assume or take pursuant to IRC Sec 752);

               (3) Allocations to such Member of expenditures of the Company described in IRC Sec 705(a) (2) (B); and

               (4)  The amount of such Member's individual
liabilities which are assumed by the Company (other than liabilities described in Subsection 2.7(b)(2) above which are assumed by the Company);

          (d) The Book Value of an item of Company property shall be increased or decreased, as the case may be, to equal its Adjusted Tax Basis whenever an adjustment to the Adjusted Tax Basis of such item of Company property arises under IRC Sections 732(d), 734 or 743 and such adjustment exceeds the difference between the Book Value of such item of Company property and its adjusted tax basis prior to making such adjustment. Such increase or decrease in book value shall then be allocated to the capital accounts of the Members in accordance with Regulations Section 1.704-1(b)(2)(iv)(m).

     2.8 Loans to Company. If any Member shall make any loan to the Company or advance money on its behalf, the loan or advance shall not increase the lending Member's capital account, entitle the lending Member to any greater share of Company distributions, or subject the Member to any greater proportion of Company losses. The amount of the loan or advance shall be a debt owed by the Company to the lender Member, repayable on the terms and conditions, and bearing interest at two percent over the Prime Rate published in the Wall Street Journal.

     ARTICLE III

     PROFITS, LOSSES AND DISTRIBUTIONS

     3.1 Profits and Losses. The Company's net profits or net losses shall be determined on an annual basis in accordance with generally accepted accounting principles, consistently applied, and shall be allocated to the Members' for both financial and tax accounting purposes in proportion to their respective interests in profits and losses as set forth in Exhibit "B" attached hereto and made a part hereof; provided, that prior to any allocation of profits pursuant to Exhibit B, there shall be specially allocated to USE in each year 100% of the profits of the Company or an amount equal to the amount of the Preferred Payment to USE under Section
3.3 set forth below, whichever is less.

     3.2 Distributions. The Company shall distribute available funds to the Members in proportion to their respective interests in sharing profits and losses following the preferred distribution to USE described in Section 3.3. "Available Funds" for this purpose means the Company's gross cash receipts, less the Company's operating expenses, payments on loans as they come due, establishing reasonable reserves to pay loans coming due in the future, establishing a reasonable reserve for the replacement of furniture, fixtures and equipment and less the amount that, in the Manager's reasonable judgment, the Company should retain in order to fulfill its business purposes.

     3.3 USE Preferred Distributions. The intent of the parties is that Available Funds will first be distributed to USE (the "Preferred Payment") to pay an 18% return on the moneys up to ten million dollars ($10,000,000) raised in USE's contemplated public and private offerings (the "Offering Amount") to be used, among other things, to make its contributions to the Company (described in Section 2.2 above) and to take out the balance on the Westinghouse Electric Corporation ("WEC") loan ("WEC Loan") of approximately $6,456,000 total on both the "SB-1" and "SB-1A" projects. If cash flow is insufficient to pay USE the full amount of the Preferred Payment in any given year, the deficit shall not carry over or become part of the Preferred Payment in the following or any subsequent year. If USE acquires the entire interest in the WEC Loan, contributes it to the Company and cancels it, USE will be entitled to receive the reserve funds which secure the WEC Loan (described in Section 2.2 above). If USE does not acquire the entire interest in the WEC Loan, or does not cancel and contribute the WEC Loan to the Company, any remaining debt amortization paid by the Company on the WEC Loan balance will reduce dollar for dollar (but not below zero) the amount of the Preferred Payment that otherwise would have been payable to USE. The amount of distributions to USE other than distributions of the Preferred Payment or a distribution, if any, of the reserve funds will be deemed to reduce the Offering Amount for purposes of this Section 3.3.

     3.4 No Shift of Recapture Responsibility. In making the allocation among the Members of gain or profit for income tax purposes, the ordinary income portion, if any, of such gain or profit caused by the recapture of cost recovery or any other deductions and/or the gains on property contributed by any Member shall be allocated among those Members who were previously allocated the cost recovery or any other deductions or among those Members who contributed property with an adjusted basis less than fair market value in proportion to the amount of such deductions previously allocated to them and/or in proportion to the unrecognized gains on contributed property, in accordance with IRC Sec. 704(c) and Treasury Regulations promulgated thereunder. It is intended that the Members, as among themselves, shall bear the burden of recapture caused by cost recovery or other deductions which were previously allocated to them, in proportion to the amount of such deductions which have been allocated to them, notwithstanding that a Member's share of profits, losses or liabilities may increase or decrease from time to time. Nothing in this Article, however, shall cause the Members to be allocated more or less gain or profit than would otherwise be allocated to them pursuant to this Article.

     ARTICLE IV

     MANAGEMENT

     4.1 Members. The liability of the Members shall be limited as provided in the Act. The Manager of the Company shall take part in whatever action is necessary with the powers set forth below in the control, management, direction and operation of the Company's affairs and shall have power to bind the Company and at all times shall have the exclusive right to control and manage the Company until the conditions of Section 4.2(a) below have been met. No other Member shall have any authority to act for or to bind the Company or any other Member nor participate in the general conduct or control of the Company's affairs.

     4.2  Management of the Company; Major Decisions.
          (a) The overall management and control of the business and affairs of the Company shall be vested in the Members' committee as delegated to Manager in it's sole discretion for the term of the Company, unless the following has occurred:

               (1) Such Manager can no longer competently perform the duties of Manager under the Operating Agreement as evidenced by acts of gross negligence, violation of law, abandonment of its duties, financial insolvency which means:

                         (i)  The making of an assignment for the
benefit of creditors by such Manager;
                         (ii) The filing of a voluntary petition in
bankruptcy by such Manager;

                         (iii) The adjudication of such Manager as
bankrupt or insolvent;

                         (iv) The filing by such Manager of a
petition or answer seeking for such Manager any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any status, law or regulation;

                         (v)  The filing of an answer or other
pleading by such Manager admitting or failing to contest the material allegations of a petition filed against such Manager in any proceeding described in subsection (iv) above;

                         (vi) The seeking, consent to, or
acquiescence in by such Manager of the appointment of a trustee, receiver, or liquidator of such Manager or of all or any substantial part of such Manager's properties; or

                         (vii)     The failure of any proceeding
against such Manager seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation to be dismissed within 120 days after its commencement, or the failure of any appointment without such Manager's consent or acquiescence of a trustee, receiver or liquidator of such Manager or of all or any substantial part of such Manager's properties to be vacated or stayed within 90 days after such appointment, or the failure of any such appointment to be vacated within 90 days after the expiration of any stay.

          or   (2)  Substitution of Manager has been agreed to by
consent of at least a simple majority of the ownership interests of the Members of the Company present at a duly constituted meeting pursuant to Paragraph 1.12 above and evidenced by written amendment of this Operating Agreement and the Articles of Organization.

          (b) Except where herein expressly provided to the contrary, all decisions of the Manager with respect to the management and control of the Company shall be binding on the Company. The Manager shall be responsible for conducting the ordinary and usual business and affairs of the Company as more fully set forth in, and as limited by, this Agreement. The Manager may contract with third parties, including entities related or controlled by any one of the Members, for the performance of certain specified duties under the Manager's control at established and approved rates; provided that any such agreements shall be disclosed in writing to the Members within 15 days prior to the effective date.

          (c) No act shall be taken, sum expended, decision made, or obligation incurred by the Company, the Manager, or any Member with respect to a matter within the scope of any of the major decisions (hereinafter called "Major Decisions") as enumerated below, unless such of the Major Decisions have been approved by an affirmative unanimous vote of a simple majority ownership interests of the Members of the Company present at a duly constituted meeting pursuant to Paragraph 1.12 above. The Major Decisions shall include:

               (1) Acquisition of any land or interest therein and any equipment;

               (2) Sublease or other transfer of the Real Property and/or improvements constituting the SB-1 or SB-1A power plants;

               (3) Construction of any improvements or the making of any capital improvements, repairs, alterations, or changes to the power plants not provided for in the Budget in amount exceeding $5,000; and

               (4)  Making any expenditure or incurring any
obligation by or for the Company through (i) increasing any budgeted expense line item by more than fifteen percent (15%) of its monthly budgeted amount and (ii) causing such increase in such budgeted expense line item to be in excess of $10,000 for the annual budgeted line item, pursuant to Section 6.8 hereof.

     4.3 Avoiding Stalemates. It is anticipated that there will be unanimity between the Members as to issues requiring the vote of the Members; however, if there is disagreement on any issue which results in a stalemate or deadlock, then such issue shall be submitted to mediation pursuant to Article XIII of this Operating Agreement.

     4.4  Duties of Manager of the Company.
          (a) The Manager for and on behalf of the Company, shall be responsible to the Member and in good faith use its best efforts to implement or cause to be implemented all Major Decisions approved by the Members and assigned to it by a vote of the Members and to conduct or cause to be conducted the ordinary and usual business and affairs of the Company in accordance with and as limited by this Agreement, including the following:

               (1) Protect and preserve the title or interest of the Company with respect to the power plants and property and other assets owned by the Company;

               (2) Pay all ad valorem taxes, assessments, and other impositions applicable to the power plants and other assets owned by the Company;

               (3) Negotiate, and, enter into and supervise the performance of contracts covering the operation of the power plants and other improvements on the property and a contract for the operation of the power plants;

               (4) Keep all books of account and other records of the Company;

               (5) Retain, or employ and coordinate the services of all supervisors, architects, engineers, accountants, attorneys, and other persons necessary or appropriate to carry out the business of the Company; provided, however, unless provided for in the Budget the Manager will not engage the services of any architect, engineer, accountant, or attorney unless and until approved by the Members, and at any time thereafter the Manager, in their sole discretion, may discharge and terminate the services of any party who may be rendering services to the Company;

               (6) To the extent that funds of the Company are available therefore, pay, all debts and other obligations of the Company, including amounts due under interim or permanent financing of improvements and other loans to the Company and costs of construction, operation, and maintenance of the Company property and improvements thereof;

               (7) Maintain all funds of the Company held by Manager in a Company account in a bank or banks selected by the Manager;

               (8) Make distributions periodically to the Members in accordance with the provisions of this Agreement;

               (9) Coordinate the management and operation of all improvements constructed on the property, including the performance of such functions as the collection of accounts receivable, site operations, and providing repair and maintenance services to be furnished by the Company, all in accordance with and as limited by this Agreement and any Operating Agreement in effect;

               (10) Negotiate, and, when executed by the Company, supervise the performance of contracts covering the purchase and installation of equipment, project operation and management contracts and contracts for the construction of buildings and other improvements on the property;

               (11) Perform other normal business functions and otherwise operate and manage the business and affairs of the Company in accordance with and as limited by this Agreement; and

               (12) Perform other obligations provided elsewhere in this Agreement to be performed by the Manager.

          (b) The Manager shall be obligated to perform the responsibilities and obligations of the Manager hereunder assigned to it only to the extent that funds of the Company are available therefor. Notwithstanding any other provision hereof, the Manager shall be liable only for bad faith or breach of an express provision of this Agreement, but in other respects shall not be liable for mistakes of judgment.

          (c)  Any provision hereof to the contrary
notwithstanding, except for expenditures made and obligations incurred in direct pursuance to a Budget approved by the Members, Manager shall not have authority to make any expenditure or incur any obligation by or for the Company by (i) increasing any budgeted expense line item by more than fifteen percent (15%) of its monthly budgeted amount and (ii) causing such increase in such budgeted expense line item to be in excess of $5,000 for the annual budgeted line item, pursuant to Section 6.8 hereof, unless approved by the Members.

     Notwithstanding any provision hereof, Manager shall exercise good-faith efforts not to expend more than a reasonable sum of money for any goods purchased or services engaged in on behalf of the Company.

          (d) Except as from time to time may be approved by the Members or as provided in the Budget, no part of Manager's office overhead or Manager's general or administrative expense shall be deemed to be an expense of the Company, except for out of pocket travel or a reasonable mileage allowance.

     In exercise of its management powers, the Manager is authorized to execute and deliver all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the assets of the Company; all checks, drafts, and other orders for the payment of the Company's funds; all promissory notes, mortgages, deeds of trust, security agreements and other similar documents; and all other instruments of any kind or charter relating to the Company's affairs, whether like or unlike the foregoing as necessary to perform those tasks assigned to it.

     4.5 Time Devoted to Business and Non-Competition Area. FWC as initial Manager shall devote such time to the business of the Company as the Manager, in its discretion, deems necessary for the efficient operation of the Company's business. It is acknowledged that FWC has ownership and management interests in other power plants and businesses and is totally unrestricted in doing so.

     4.6 Information Relating to Company. Upon request, Manager shall supply to any Member information regarding the Company or its activities in its possession. Each Member or its authorized representative shall have access to and may inspect and copy all books, records, and materials in the possession of the Manager regarding the Company or its activities. The exercise of the rights contained in this Section 4.6 shall be at the requesting Member's expense.

     4.7 Indemnity. The Company shall indemnify and hold harmless, Manager and each officer, director, shareholder and employee thereof from any and all liability which may arise or be alleged to arise out of, or in connection with, contractual obligations incurred in the discharge by the same of any obligations of the Manager pursuant to this Agreement, provided that any such contractual obligation shall have been incurred by any of the same in good faith exercise of judgment consistent with the Budget pursuant to Section 6.8, hereof, or with any other provision of this Agreement.

     Neither Manager nor any of its officers, directors or employees who perform services under this Agreement shall, in the performance of this Agreement, be liable to the Company or any other person for any act or omission, negligent, tortious or otherwise, of any agent or employee of Members or of Manager or of the Company and Manager shall be entitled to be indemnified and saved harmless by the Company from all liability, loss, damage, cost or expense by reason of any of the foregoing acts or omissions. More over, the Company will, at Manager's request, assume the defense of any proceeding brought by any third party to establish any such liability.

     Notwithstanding the foregoing, Manager will be fully responsible to the Company and shall indemnify and hold harmless the Company and its Members from and against any and all claims, liability, loss, damage or cost or expense resulting from the gross negligence or willful misconduct of the personnel of Manager.

     4.8  Cash Management Procedures.
          (a) A checking account in the name of the Company will be established with a bank located near the principal place of business in Salt Lake City, Utah. All sales proceeds, capital contributions, earnings, or other cash receipts will be deposited into that account.

          (b) The checking account will pay directly all costs and expenses relating to the operation of the Company business.

          (c) All disbursements from the account shall be made in accordance with pre-determined Budgets approved by the Members in accordance with Sections 4.2(c)(3),(c)(4) and 4.4(C).

     4.9 Records at Principal Place of Business. The Manager shall cause the Company to keep at its principal place of business the following:

          (a) a current list in alphabetical order of full name and last known business street address of each Member;

          (b) a copy of the stamped Articles of Organization and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate of amendment has been executed;

          (c) copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years;

          (d) copies of any financial statements of the Company, if any, for the three most recent years; and

          (e) a copy of the most recent Operating Agreement, with amendments made pursuant to Article XI.

     ARTICLE V

     COMPENSATION

     5.1 Reimbursements of Expenses to Manager. The Manager shall be entitled at all times, on demand, to reimbursement from the Company's funds for its actual Reimbursable Expenses.
"Reimbursable Expenses", as that term is used herein, are expenses incurred by the Manager in furthering the Company's business and for which the Manager has approved reimbursement to be made and which are in accordance with the Budget. Reimbursable Expenses shall have priority over all other distribution to the Members, and if not reimbursed within 30 days after demand, such amounts shall become interest-bearing debts of the Company, payable at a rate two percent (2%) above the prevailing prime rate, as quoted in the Wall Street Journal Money Rates Section from time to time during the duration of the loan.

     5.2 Fees for Services Rendered. FWC shall be paid a monthly management fee of $_____________. FWC shall be paid an accounting fee of ________________ per month for the maintenance of the general ledger, the preparation of financial statements and tax returns and other related accounting services. Any additional compensation for the services of FWC or any other Member, other than distribution of shares of profits must be authorized by a unanimous vote of Members.

     5.3 Salaries and Other Compensation. Unless otherwise provided herein, no Member shall receive any payment for services rendered to the Company, except as may be authorized by a unanimous vote of Members and/or as provided in the annual Budget.

     ARTICLE VI

     BOOKS, RECORDS AND ACCOUNTS, STATEMENTS, AND TAX RETURNS

     6.1 Accounting Decisions by Manager. All decisions as to accounting principles and elections, whether for book or tax purposes shall be made by ___________.

     6.2 Fiscal Year; Accrual Basis Accounting Method. The fiscal year of the Company shall be the calendar year. The Company shall use the accrual basis method of accounting which, after having been adopted, can only be changed by the Manager and with the approval of the IRS as may be required.

     6.3 Maintenance of Books and Records. FWC shall have physical possession of the books and records of the Company. Complete and accurate books of account of the Company's affairs shall be maintained at the Company's principal place of business. Any Member hereof or its authorized representatives may examine any of the books and records of the Company at any time during the normal business day and without notice.

     6.4 Monthly and Annual Statements. Promptly (20 days) after the end of each month, there shall be prepared and delivered to each Member a statement showing the results of operations during said month. Promptly (75 days) after the end of each fiscal year, there shall be prepared a balance sheet showing the assets and liabilities of the Company at the close of the year and a statement of income showing the results of operations for the year.

     6.5  Federal Income Tax Returns - Method of Disposition.
          (a) The Company shall not elect, for federal income tax purposes, to capitalize any items of expense which may properly be deducted. The Members agree that the Company shall utilize an accelerated cost recovery method for any property to which such method may be legally applied.

          (b) All elections required or permitted for federal income tax purposes, except those made for the first taxable year of the Company and referred to in paragraph (a), shall be made by the Manager.

     6.6  Tax Status and Returns.
          (a)  Any provision hereof to the contrary
notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986.

          (b) The Manager shall prepare or cause to be prepared all tax returns and statements, if any, which must be filed on behalf of the Company regarding this Agreement with any taxing authority, and shall submit such returns and statements to all the Members within 60 days after the close of the fiscal year and make timely filing thereof. In addition, within 60 days after the close of the fiscal year, the Manager shall prepare and furnish each Member with a report of such Member's distributive share of income and expense setting forth in sufficient detail all such data and information regarding the business of the Company which shall enable the Company and each Member to prepare its federal and state tax returns.

     6.7 Transfers During Year. To avoid an interim closing of the Company's books, the share of profits and losses under Article VII of a Member who transferred part or all of his interest in the Company during the calendar year shall be determined by taking his proportionate share of the amount of the profits and losses for the year. The Manager shall make the proration based on the portion of the calendar year that has elapsed prior to the transfer. The Manager shall allocate the balance of the profits and losses attributable to the transferee of such interest.

     6.8 Budget. By December 1 of each year the Manager shall prepare and submit to the Members for their consideration a budget ("Budget") setting forth the estimated receipts and expenditures (capital, operating, and other) of the Company for the period covered by the Budget. The Budget shall be considered to be approved by the Members, unless a meeting of the Members to consider approval of the Budget is requested in writing by Members holding at least a simple majority of the ownership interests of the Members in the Company within 15 days of the date of mailing of the Budget to the Members. Any meeting so requested shall be scheduled by the Manager within 15 days of the date the request is received. Changes to the proposed Budget may be made by vote of a simple majority of the ownership interests of the Members of the Company present at a duly constituted meeting pursuant to Paragraph
1.12 above. The Manager shall implement the Budget and shall be authorized, without the need for further approval by the Members, to make the expenditures and incur the obligations provided for in the Budget.

     ARTICLE VII

     TRANSFERS OF MEMBERS INTERESTS

     7.1 Lifetime Restriction. Except as provided otherwise in this Article VII, or as agreed to in writing by all Members, no Member may, during the Member's lifetime, sell, assign, transfer, or otherwise encumber any part of the Member's membership interest which the Member now owns or hereafter acquires.

     7.2 Related Parties. At any time, a Member may make an inter vivos transfer of all or part of the Member's membership interest to any of the following related parties: Member, Member's spouse, children, grandchildren, father or mother or to a trust or trusts for the benefit of such family members. Provided, however, that a Member shall have this right to transfer only if all of the following conditions are met:

          (a) The assignor shall state his intention in the instrument of assignment that the assignee shall become a substituted Member;

          (b) The assignor and assignee shall execute such other instruments as the Manager deems necessary or desirable to effect admission of the substituted Member;

          (c)  The assignee shall execute this Agreement;

          (d) The assignee shall bear all reasonable expenses incurred in effecting the substitution; and

          (e) The Member making the transfer shall remain the trustee of the trust to which the conveyance is made.

          The assignee shall not become a substituted Member until the Manager has consented to the substitution and has executed an acceptance with the transferee Member. Further, if such a transfer is made, the substituted Member shall be bound to the terms of this Agreement.

     7.3 Right of First Refusal. If at any time a Member receives a bona fide written offer from a third party for the purchase of all or a part of that Member's membership interest, and if the Member desires to accept the offer, or, if a Member proposes to make any other transfer or gift of the Member's interest, the Company and the other Members shall have options, as provided in this Section 7.3, to purchase such part of the interest which is the subject of the offer.

          (a) Notice. The Member desiring to sell, exchange or transfer the membership ("Seller") shall give prompt written notice to the Company and the other Members of the offer, and shall attach to Seller's notice a copy of the written offer, or shall provide notice of the intent to exchange or transfer. Seller shall include in Seller's notice a statement setting forth the offering price, the identity of the offeror, and all other terms and conditions of the offer or transfer. If the interest is to be exchanged for property other than cash, Seller shall include in Seller's notice a reasonable dollar value of that property, valued as of the date of the written offer.

          (b) Company's Right. For ten (10) business days after receipt of Seller's notice, the Company shall have the right to purchase the interest which is the subject of the written offer, either at the same price and upon the same terms and conditions as set forth in the written offer, or at the Purchase Price set forth in Section 7.6 below, and upon the terms and conditions set forth in Section 7.7; but in no event shall the price paid by the Company exceed the Purchase Price determined under Section 7.6.

          (c) Member's Right. If the Company does not exercise the right to purchase the interest Seller proposes to sell, that same option to purchase, as described in paragraph (b) above, shall be given to the other Members for an additional ten (10) business days period, beginning on the date of expiration of the Company's option. In no event shall the total purchase price paid by the other Member or Members desiring to exercise the option hereby ("Purchasing Members") exceed the Purchase Price determined under
Section 7.6.

          In the absence of a unanimous agreement among the Purchasing Members, the interest which is subject to the written offer shall be divided according to the proportion that each Purchasing Member's Capital Account (as defined in Sections 2.6 and 3.1) bears to the total of the Capital Accounts of all Purchasing Members, as of the date Seller sends notice of the written offer; provided, however, that the Purchasing Members may not, in the aggregate, purchase less than the entire interest which is the subject of the written offer received by Seller.

          Purchasing Members shall become substituted Members with respect to interests purchased under this paragraph (c), as soon as the purchase has been accomplished according to the terms hereof and the Member-Manager has consented to the substitution and has executed an acceptance with the transferee Member. Further, if such a transfer is made, the substituted Member shall be bound to the terms of this Agreement.

          (d) Failure to Exercise. If neither the Company nor the other Members exercise their option to purchase, Seller, upon written agreement of non-selling Members owning a majority ownership interest, may sell or exchange Seller's interest according to the terms and conditions of the written offer Seller received, or the gift or transfer may then be accomplished, provided that such transfer be consummated within ten (10) business days following the expiration of the other Members' option period. Thereafter, or in the event Seller receives and desires to accept a new written offer, or make any other such transfer, Seller must again give the notice required by paragraph (a) above, and the Company and the other Members shall again have option periods, one following the other, as provided in this Section 7.3.

          The purchaser or transferee of Seller's interest under this paragraph (d) shall not be entitled to become a substituted Member and shall have only a right to receive the distributions to which Seller would otherwise have been entitled unless the Manager approves of the substitution.

     7.4 Involuntary Transfer. In the event a Member's interest is transferred by operation of law, including, without limitation, execution of judgment, or on the divorce, bankruptcy, dissolution or insolvency of the Member, the transferee shall not be entitled to become a substituted Member, and shall only have a right to receive the distributions to which the transferor-Member would otherwise have been entitled. Such involuntary transfer, or a material breach of this Agreement not cured within 15 days after written notice from the party or parties injured by the breach, shall be considered an offer for sale or transfer as set forth at
Section 7.3 herein, and the Company and Members shall have the right to purchase the interest transferred in accordance with the price and terms allowed under Sections 7.6 and 7.7 herein. The Company and the Members shall have the option to purchase the interest as provided under Section 7.3 above, with the first option period beginning the date the Member filing bankruptcy or whose interest is executed upon provides notice thereof similar to the notice required under Section 7.3 above. The Member shall give Company and the other Members notice of the occurrence of bankruptcy or execution upon a judgment as soon as it occurs. Failure to provide such notice shall not affect the rights of the Company or the remaining Members who at any time exercise their rights hereunder, with or without notice.

     7.5 Transfers on Death. In the event of the death of any Member, the Company and the remaining Members shall have an absolute right to purchase all of the deceased Member's interest, as follows:

          (a) Company Right. The Company shall have, for a period of ninety (90) days after appointment of an executor, administrator or personal representative for the deceased Member, an option to purchase the deceased Member's entire interest in the Company. The Purchase Price and payment terms shall be determined in accordance with Sections 7.6 and 7.7 below.

          (b) Members' Right. If the Company does not exercise the right to purchase the deceased Member's entire interest by giving notice to the deceased Member's executor, administrator, or personal representative, in writing, within said ninety-day period, the option to purchase shall be given to the remaining Members for an additional ten (10) day period, beginning on the day that the Company's right to purchase expires. In the absence of a unanimous agreement among the remaining Member or Members who desire to participate in the exercise of this option ("Purchasing Members"), the interest owned by the deceased Member shall be divided according to the proportion that each Purchasing Member's Capital Account (as defined in Sections 2.11 and 3.1) bears to the total Capital Accounts of all of the Purchasing Members, as of the date of the deceased Member's death; provided, however, that the Purchasing Members may not, in the aggregate, purchase less than the entire interest of the deceased Member. The Purchase Price and payment terms shall be determined in accordance with Sections 7.6 and 7.7 below.

          Purchasing Members shall become substituted Members with respect to interests purchased under this paragraph (b) only upon the consent of the Manager.

          (c) Failure to Purchase. In the event the option to purchase is not exercised by the Company or the remaining Members as provided above, the assignee of the executor, administrator, or personal representative of the deceased Member shall not be entitled to become substituted Members and shall have only the right to receive the distributions to which the deceased Member would otherwise have been entitled.

     7.6 Purchase Price. The Purchase Price for a Member's interest sold by a Member to the Company or to another Member under Sections 7.3 or 7.4, or sold by a deceased Member's estate under
Section 7.5, shall be the fair market value ("FMV") of the interest, determined as follows:

          (a) The Valuation Date for determining FMV shall be the date of the written offer received by Seller in the case of a sale under Section 7.3, the date of filing of bankruptcy or date of execution on a judgment for interests to be acquired pursuant to
Section 7.4, or the date of death of the deceased Member, in the case of a sale by the deceased Member's estate under Section 7.5.

          (b) For all real property or interest therein the Company shall pay for and obtain an appraisal as of the Valuation
Date performed by an independent appraiser.

          (c) All other assets shall be valued at their book value using GAAP as promulgated by the American Association of Certified Public Accountants except Marketable Securities and other assets which have a readily discernible value, which will be expressed at such realizable value.

          (d) The FMV of the Company shall then be determined by the following formula: Sum of (a)(b)&(c) above minus total Company liabilities at Valuation Date.

          (e) The Purchase Price of the interest being purchased shall be the product of the percentage of the whole Company which the subject interest represents (based upon relative Capital Account balances) as of the Valuation Date, multiplied by the FMV of the Company determined in paragraphs (b) through (d) above.

     7.7 Payment and Terms. Payment by the Company or the Members for a sale by a Member under Sections 7.3 or 7.4, or for a sale by a deceased Member's estate under Section 7.5 shall be made as follows:

          (a) Thirty percent (30%) of the Purchase Price shall be paid within two (2) months after the Valuation Date defined in
Section 7.6(a).

          (b) The balance shall be paid in four (4) equal annual installments beginning on the first annual anniversary of the initial payment.

          (c) Interest on the unpaid principal balance shall be charged at the Applicable Federal Rate in effect as of the Valuation Date, as the Applicable Federal Rate is defined in Sec 1274 (or a successor provision) of the Internal Revenue Code, compounded semiannually. If there is no Applicable Federal Rate in effect as of the Valuation Date, the interest rate shall be the prime rate in effect on the Valuation Date as published in the Wall Street
Journal. Interest shall begin to accrue after the first payment date, compounded annually. Interest payments shall be made at the time principal payments are made.

     7.8 Proration of Gains, etc. for Tax Purposes. In the event of any transfer or assignment of membership interests other than at and as of the close of the Company's fiscal year, all items of gain, loss, deduction or credit for the entire fiscal year in which the transfer or assignment takes place shall be allocated between the transferor and the transferee (or assignor and assignee) by proration based on the portion of the fiscal year that has elapsed prior to the transfer or assignment, regardless of whether those items have been realized as of the date the transfer or assignment takes place.

     7.9 Transfer of Capital Account. Upon the transfer of all or part of an interest in the Company, as permitted herein, the capital account of the transferor that is attributable to the transferred interest shall carry over to the transferee Member.

     7.10 Additional or Substituted Members. Additional Members may be added, or substituted Members may be admitted, to the Company with the consent of the Manager.

     7.11 Authority of Manager.  Upon the terms set forth in this
Article VII, the Manager is authorized (a) to exercise the power of attorney granted in Article X to amend this Operating Agreement or the Articles of Organization to reflect a substitution or addition; and (b) to file any such amendment in the appropriate depositories.

     7.12 General Restrictions on Transfer. No interest in the Company has been registered under the Securities act of 1933 or pursuant to the laws of the State of Utah or any other state. Therefore, no interest may be sold or exchanged unless the registration provisions of said act have been complied with unless in the opinion of the Company's counsel, satisfactory to the Company, compliance with such provisions is not required.

     ARTICLE VIII

     DISSOLUTION AND TERMINATION

     8.1 Final Accounting. In case of the Company's dissolution, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.

     8.2 Liquidation. Upon the Company's dissolution and the failure of the remaining Members to continue the Company as provided in Section 1.6, the Manager shall act as liquidator to wind up the Company. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Company's affairs in an orderly and prudent manner.

     8.3  Distribution of Liquidation Proceeds.   Pursuant to the
winding up of the Company's affairs, the Company assets and the proceeds from the disposition of Company assets shall be applied in order of priority as follows:

          (a) First, to creditors of the Company other than Members;

          (b) Second, to the payment of compensation to which the Manager is entitled by reason of its management of the Company and to the payment of any debts incurred or advancements made by the Manager;

          (c) Third, to Members other than Manager for any debts of the Company to such Members;

          (d) Fourth, to Members in the amount of the final balances in their respective Capital Accounts (after the allocation of all Company Profits, Losses and specially allocated items).

     Each Member shall look solely to the asset of the Company for the return of such Member's investment in the Company, and if such assets or the proceeds from the liquidation of such assets are insufficient to return said investment, such Member shall have no recourse against any other Member. Liquidating distributions to Members shall be made by the later of (i) the end of the Company taxable year in which Liquidation occurs, or (ii) ninety (90) days after Liquidation.

     8.4  Return of Capital Contributions.   No Member shall be
entitled to the return of specific property contributed to the Company nor to any payments in liquidation of such Member's interest in the Company other than in cash.

     8.5 Negative Capital Account Balance. Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), if any Member has a deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.

     8.6 Articles of Dissolution. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, Articles of Dissolution shall be executed and filed pursuant to Act Sec 48-26-139 and -140. Upon issuance by the State of Utah of a certificate of dissolution, the Company shall be terminated.

ARTICLE IX

SALE OF COMPANY ASSETS

     9.1 Right of First Refusal. If at any time the Company receives a bona fide written offer for the purchase or exchange of all or a part of the power plants and assets owned by the Company and if the Company desires to accept the offer, the Members shall have options as provided in this Article IX, to purchase such property which is the subject of the offer.

     9.2 Notice. The Manager shall give prompt written notice to the Members of any offer received for the sale or exchange of all or a part of the assets owned by the Company and shall attach to the notice a copy of the written offer. The notice and attachment shall include a statement setting forth the offering price, the identity of the offeror, and all other terms and conditions of the offer. If the interest is to be exchanged for property other than cash, the Company shall include in the notice a reasonable dollar value of that property, valued as of the date of the written offer.

     9.3 Member's Right. For ten (10) business days after the Company approves the terms of the offer described above, if approved by a simple majority of the Company interests present at a duly constituted meeting pursuant to Paragraph 1.12 above, any Member or group of Members shall have the right to purchase the property interest which is subject to the written offer at the same price and upon the same terms and conditions as set forth in the written offer. In absence of a unanimous agreement among the Purchasing Members, the property interest which is subject to the written offer shall be divided according to the portion that each Purchasing Member's Capital Account (as defined in Sections 2.6 and 3.1) bears to the total of the Capital Account (as defined in Sections 2.6 and 3.1) bears to the total of the Capital Accounts of all Purchasing Members, as of the date the Manager sends notice of the written offer; provided, however, that the Purchasing Member or Members may not, in the aggregate, purchase less than the entire property interest which is the subject of the written offer received by the Company.

     9.4 Failure to Exercise. If none of the Members exercise their option to purchase, the Manager may sell or exchange such property pursuant to Section 4.2(c)(2) above according to the terms and conditions of the written offer the Company received, provided that such transfer be consummated within ten (10) business days following the expiration of the Members' option period.
Thereafter, or in the event the Company or Manager receives and desires to accept a new written offer, or make other such transfer, the Manager must again give notice required by Section 9.2 above, and the Members shall again have option periods as provided in this
Article IX.


     ARTICLE X

     POWER OF ATTORNEY

     10.1 Grant of Power. Subject to Article XI each of the Members do hereby irrevocably constitute and appoint the Manager as his true and lawful attorney and agent with full power and authority in his name, place and stead to execute, acknowledge, deliver, file and record documents which will include, but not be limited to the following: (i) Articles of Organization, as well as amendments thereto, under the laws of the State of Utah, or the laws of any other state in which such Articles or equivalent are required to be filed; (ii) any certificates, instruments and documents, including Fictitious Name Certificates, as may be required by, or may be appropriate under the laws of any state or other jurisdiction in which the Company is doing or intends to do business in connection with the use of the name of the Company by the Company; (iii) any other instrument which may be required to be filed by the Company under the laws of any state or by any governmental agency, or which the Manager deems it advisable to file; and (iv) any documents which may be required to effect the continuation of the Company, the admission of any Additional or Substituted Member, or the dissolution and termination of the Company, provided such continuation, admission or dissolution and termination are in accordance with the terms of the Agreement.

     10.2 Survival. The power of attorney granted herein is expressly intended by each Member to be a special power of attorney coupled with an interest and irrevocable, and such power shall survive the death of any Member and the delivery of any assignment by a Member of all or any portion of his Member interest; except that where the assignee thereof has been approved by the Manager for admission to the Partnership as a Substitute Member, the Power of Attorney shall survive the delivery of such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file the instrument necessary to effect such substitution.

     10.3 Further Action.     Pursuant to the power of attorney
granted herein by the Members to the Manager, each Member authorizes said attorney to take any further action which said attorney shall consider necessary or convenient in connection with any of the foregoing, hereby giving said attorney full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully as said Member might or could do if personally present, and hereby ratifying and confirming all that said attorney shall lawfully do or cause to be done by virtue hereof.

     10.4 Manager. The Manager, when exercising this power of attorney for each Member, may do so by a facsimile signature by one of its officers or by listing all of the Members executing any instrument with a single signature of one of its officers as attorney-in-fact for all of them.

     10.5 No Amending.   Nothing in this section shall be construed
to give the Manager the power to amend this Operating Agreement or the Articles of Organization without the vote of the Members.

     ARTICLE XI

     AMENDMENT TO AGREEMENT OR ARTICLES

     Except as otherwise provided herein, this Agreement or the Articles of Organization may be amended or amended and restated at any time upon the unanimous affirmative vote of the Members. Any amendment to this Operating Agreement or to the Articles of Organization may be proposed to the Members by the Manager. The Manager shall submit to the Members any such proposed amendment and the recommendation of the Manager as to its adoption within at least fifteen (15) days of the date of the meeting of Members.

     ARTICLE XII

     NOTICES

     12.1 Method for Notices. All notices hereunder shall be sent by first certified mail, return receipt requested, postage prepaid and addressed as set forth in Section 1.10 above (except that any Member may from time to time give notice changing address for such purpose) and shall be effective on the date of receipt or upon the fifth day after mailing, whichever is earlier.

     12.2 Computation of Time. In computing any period of time under this Operating Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until six o'clock p.m. of the next day which is not a Saturday, Sunday or legal holiday.

     ARTICLE XIII

     GOVERNING LAW AND ATTORNEY'S FEES

     This Agreement shall be construed in accordance with, governed by the laws of, and enforced in, the State of Utah and in the event of any unresolvable dispute, the parties agree to first submit the issue to non-binding mediation to be paid for by the Company. If mediation fails, then the Parties agree that any suit brought to interpret or enforce this Agreement shall be in Salt Lake County, Utah and that the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses.

     ARTICLE XIV

     GENERAL PROVISIONS

     14.1 Entire Agreement. This Operating Agreement contains the entire agreement among the parties and shall be binding upon and shall insure to the benefit of the parties, and their respective personal representatives, successors and assigns, except as set forth above.

     14.2 Construction Principles. Words in any gender shall be deemed to include the other gender. The singular shall be deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and shall have no significance in the interpretation of this Operating Agreement.

     14.3 Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed an original and as executed shall constitute one agreement, binding on all Members even though all Members do not sign the same counterpart.

     14.4 Severance Clause. The invalidity or unenforceability of any part of this Agreement shall not invalidate or affect the remainder, which shall continue to govern the relative rights and duties of the parties as though the invalid or unenforceable part were not a part hereof.

     14.5 Attorney's Fees. In the event any Member or the Company shall breach this Agreement, the non-breaching parties shall be entitled to recover from the breaching party all attorney's fees and costs incurred in enforcing this Agreement, with or without suit.

     14.6 Signatures. The individuals signing this Agreement on behalf of their respective entities, certify, warrant and represent their authority to do so and that their signatures herein are fully authorized by and are binding upon such entity: (i) if the respective Member is a corporation, pursuant to a resolution adopted by vote of the requisite percentage of directors required by the Articles of Incorporation or Bylaws of the Corporation; and that said resolution has not been altered, amended or revoked, and
(ii) if the respective member is of a limited liability company, pursuant to the Articles of Organization and Operating Agreement, and (iii) if the respective Member is a partnership, pursuant to the signatures of the general partners herein.







     IN WITNESS WHEREOF, the Members have signed this Operating
Agreement to be effective as of the date first written above.


                                   MEMBERS:

                                   Far West Capital, Inc.

                                   By: ___________________________
                                         Alan O. Melchior
                                   Its: President


                                   U.S. Envirosystems, Inc.

                                   By: _________________________

                                   Its: _________________________

     EXHIBIT "A"

     REAL PROPERTY DESCRIPTION

EXHIBIT "B"

     OWNERSHIP RATIOS
FOR SHARING OF PROFITS AND LOSSES

     The Members' percent of ownership for sharing profits and losses are as follows:

                                                  OWNERSHIP
     MEMBER                                       PERCENTAGE

     FWC                                               50%

     USE                                               50%

     Total
100%



EXHIBIT "B"

PERMITTED EXCEPTIONS


1. Rights of way for roads, ditches, pipelines, pole and transmission lines as set forth in instruments recorded in Book 39, Page 189 of Deeds.

2. A Mortgage to secure various bond indentures recorded December 17, 1940 in Book 72, Page 298 of Mortgages, which has been supplemented by various instruments of record.
     Mortgagor:     SIERRA PACIFIC POWER COMPANY
     Mortgagee:     THE NEW ENGLAND TRUST COMPANY, its successors
and            assigns

3. A right of way and easement for roadway purposes according to that certain indenture made and entered into on the 25th day of June, 1946 by and between H. AL PEIGH and HUBERT V. HAILMAN and NINA M. HAILMAN, his wife, Document No. 142754, recorded in Book 184 of Deeds, at Page 237, Records of Washoe County, Nevada.

4. Any easements as shown and disclosed on a Record of Survey recorded June 24, 1971 as Document No. 210116, as Survey No. 683 of Washoe County Official Records.

5. An easement for aerial communication facilities, poles, anchors, guys, wires and incidental purposes as conveyed to Bell Telephone Company of Nevada in an instrument recorded November 7, 1980 in Book 1566, Page 569 as Document No. 705103 of Official Records.

6. The terms, covenants and provisions in an unrecorded Geothermal Resources Lease dated November 18, 1983, executed by SIERRA POWER COMPANY as Lessor, and Geothermal Development Associates, as Lessee, as disclosed by a Memorandum of Lease, recorded January 8, 1985 in Book 2115, Page 321, as Document No. 971913 of Official Records. Said Lease was amended by Letter Amendment dated January 7, 1985 and Amended Memorandum of Lease recorded January 11, 1985 in Book 2116, Page 812, as Document No. 972684 of Official Records, and as disclosed by that certain Memorandum of Lease, Assignment of Lease and Purchase Agreement recorded April 7, 1986 in Book 2317, Page 368, as Document No. 1062824 of Official Records. Then Lessee's interest under said Lease has been assigned to FAR WEST HYDROELECTRIC FUND, LTD., a Utah limited partnership by Assignment of Lease recorded December 31,1 985 in Book 2272, Page 756, as Document No. 1043168 of Official Records, and as disclosed by that certain Memorandum of Lease, Assignments of Lease and Purchase Agreement recorded April 7, 1986 in Book 2317, page 368 as Document No. 1062824 of Official Records.

     An assignment of royalties to Benson, Schwarzhoff and Helzel, a California general partnership by assignment executed by FAR WEST HYDROELECTRIC FUND, LTD., and recorded August 5, 1988 in Book 2778, Page 707, as Document No. 1264804 of Official Records.

     Said Lease was amended by an instrument entitled AMENDED
MEMORANDUM OF LEASE recorded November 13, 1989 in Book 2992, Page
660 as Document No. 1362214 of Official Records.

7. The terms, covenants and conditions of an unrecorded option agreement dated July 3, 1985 between Benson, Schwarzhoff and Helzel and Ormat Systems, Inc., the rights and obligations of Ormat Systems, Inc., having been assigned to Far West Hydroelectric Fund, Ltd., as disclosed by an assignment recorded August 5, 1988 in Book 2778, Page 707, as Document No. 1264804 of Official Records.

8.   The terms, covenants and provisions in an unrecorded
Geothermal Resource Sublease dated October 28, 1988, executed by
Far West Hydroelectric Fund, Ltd., a Utah limited partnership, as
Lessor, and Far West Capital, Inc., a Utah corporation, as disclosed by a Memorandum recorded January 5, 1989 as Document No. 129633 of Official Records.

     Said Sub-Lease was amended by an instrument entitled MEMORANDUM OF REVISED AND RESTATED GEOTHERMAL RESOURCES SUBLEASE as recorded October 19, 1989 in Book 2980, Page 60, as Document No. 1356739 of Official Records. Said instrument discloses, among other thins, an unrecorded assignment of the sublessee's interest to 1-A Enterprises, a Nevada General Partnership. Said Assignment was subsequently recorded on April 2, 1990 in Book 3056, Page 871, as Document No. 1390164 of Official Records.

9. A Financing Statement recorded November 13, 1989 in Book 2992, Page 667, as Document No. 1362215 of Official Records.
     Debtor         :    1-A ENTERPRISES, a Nevada general
partnership
     Secured Party  :    SIERRA PACIFIC POWER COMPANY

10.  A Deed of Trust to secure an indebtedness of $3,000,000.00, and any other amounts due thereunder recorded January 16, 1990 in
Book 3022, Page 359, as Document No. 1374620 of Official Records.
     Dated          :    December 28, 1989
     Trustor        :    1-A ENTERPRISES, a Nevada general
partnership
     Trustee:  :    FIRST AMERICAN TITLE COMPANY OF NEVADA
     Beneficiary    :    WESTINGHOUSE CREDIT CORPORATION

     A Financing Statement recorded January 16, 1990 as Document
No. 1374621 of Official Records.
     Debtor:   :    1-A ENTERPRISES, a Nevada general partnership
     Secured Party  :    WESTINGHOUSE CREDIT CORPORATION

11. A Deed of Trust to secure an indebtedness of $8,000,000.00, and any other amounts due thereunder recorded January 16, 1990 in Book 3022, Page 300, as Document No. 1374623 of Official Records.
     Dated:         :    December 28, 1989
     Trustor        :    FAR WEST ELECTRIC ENERGY FUND, L.P.
     Trustee   :    FIRST AMERICAN TITLE COMPANY OF NEVADA
     Beneficiary    :    WESTINGHOUSE CREDIT CORPORATION

     A Financing Statement recorded January 16, 1990 as Document
No. 1374624 of Official Records.
     Debtor         :    FAR WEST ELECTRIC ENERGY FUND, L.P.
     Secured Party  :    WESTINGHOUSE CREDIT CORPORATION

12. A Judgment recorded March 19, 1991 in Book 3228, Page 372, as Document No. 1466577 of Official Records.
     Plaintiff   :  BRUCE D. BENSON, DALE L. SCHWARZHOFF, and LEO
B.             HELZEL doing business as BENSON, SCHWARZHOFF &
          HELZEL
     Defendant:     FAR WEST ELECTRIC ENERGY FUND, L.P., a Delaware
               limited partnership, et al
     Case No.  :    CV89-6059 in the SECOND JUDICIAL DISTRICT COURT
OF             THE STATE OF NEVADA IN AND FOR THE COUNTY OF
          WASHOE

     A partial Satisfaction of Judgment was recorded June 14, 1991 in Book 3276, Page 664 as Document No. 1487126 of Official Records.

13. Terms, conditions and provisions of that certain AGREEMENT RE PAYMENT OF ROYALTIES dated NOT SHOWN, by and between BRUCE D. BENSON, DALE L. SCHWARZHOFF, and LEO B. HELZEL, collectively doing business as a California general partnership known as BENSON, SCHWARZHOFF and HELZEL and FAR WEST ELECTRIC ENERGY FUND, L.P., a Delaware limited partnership and 1-A ENTERPRISES, a Nevada general partnership, ALAN O. MELCHIOR, THOMAS A. QUINN MARK O. ZOBRIST, general partners recorded May 21, 1991 in Book 3261, Page 662, as Document No. 480966 of Official Records. Reference is hereby made to said document for further and other particulars.

14. An Action commenced December 10, 1993, in the SECOND JUDICIAL DISTRICT COURT OF THE STATE OF NEVADA IN AND FOR THE COUNTY OF WASHOE, Case No. CV93-07371.
            Plaintiff   :     THE STATE OF NEVADA, on relation of
its Department of Transportation
            Defendant:   SIERRA PACIFIC POWER COMPANY, a Nevada
corporation; ORMAT SYSTEMS, INC., a Delaware corporation; FAR WEST ELECTRIC ENERGY FUND, L.P., a Delaware limited partnership; FAR WEST CAPITAL, INC., a Utah corporation; 1-A ENTERPRISES, a Nevada general partnership; WESTINGHOUSE CREDIT CORPORATION, a Delaware corporation; FIRST AMERICAN TITLE COMPANY OF NEVADA; COUNTY OF WASHOE, a political subdivision of the State of Nevada; and all other persons unknown claiming any right, title, estate, lien or interest in the real property described in the complaint
            to/for       :    To obtain a judgment of condemnation
for public use.

     Notice of Pendency of said action was recorded December 15, 1993, in Book 3928, Page 379, as Document No. 1743074 of Official
Records.

     Please be advised that no Final Order of Condemnation has been recorded, but the Washoe County Assessor has severed the land to the Highway Department.

15.  A UCC-1 Financing Statement recorded March 22, 1995, in Book
4268, Page 175, as Document No. 1879901, Official Records.
     Debtor(s) :    FAR WEST ELECTRIC ENERGY FUND, L.P.
     Secured Party  :    WESTINGHOUSE ELECTRIC CORPORATION
               (Successor to WESTINGHOUSE CREDIT
          CORPORATION)

16.  A UCC-1 Financing Statement recorded March 22, 1995, in Book
4268, Page 183, as Document No. 1879902, Official Records.
     Debtor(s) :    1-A ENTERPRISES
     Secured party  :    WESTINGHOUSE ELECTRIC CORPORATION
               (Successor to WESTINGHOUSE CREDIT
          CORPORATION)


SB-1 SCHEDULE OF ROYALTIES

FIRST 10 YEARS


     PAYEE:                             % OF GROSS REVENUES

1.   Sierra Pacific Power Company                 10.00000%
     P.O. Box 10100
     Reno, NV  89520-0026
       Attention:  General Accounting

2.   Benson, Schwarzhoff & Helzel                      3.888%
     5550 Redwood Road
     Oakland, CA  94619-3120
       Attention:  Dale Schwarzhoff

3.   Mr. G. Martin Booth III                       0.08100%
     c/o Geothermal Development Associates
     251 Ralston Street
     Reno, NV  89503

4.   Richard W. Harris                             0.08100%
     P.O. Box 70250
     Reno, NV  89570-0250

5.   Geothermal Development Associates                 $50,000.00
/ year
     Attn:  Mr. G. Martin Booth III                        4,166.67
/ month
     251 Ralston Street
     Reno, NV  89503
       Development Costs

SECOND 10 YEARS



1.   Sierra Pacific Power Company                 10.00000%
     P.O. Box 10100
     Reno, NV  89520-0026
       Attention:  General Accounting

2.   Benson, Schwarzhoff & Helzel                      3.888%
     5550 Redwood Road
     Oakland, CA  94619-3120
       Attention:  Dale Schwarzhoff

3.   Mr. G. Martin Booth III                       0.08100%
     c/o Geothermal Development Associates
     251 Ralston Street
     Reno, NV  89503

4.   Richard W. Harris                             0.08100%
     P.O. Box 70250
     Reno, NV  89570-0250

5.   Geothermal Development Associates  -  25% of Annual net
operating revenues.
     251 Ralston Street
     Reno, NV  89503

6. Benson, Schwarzhoff & Helzel - 1.667% of Annual net operating revenues.
     5550 Redwood Road
     Oakland, CA  94619-3120
       Attention:  Dale Schwarzhoff

7.   Ormat, Inc.  -  3.333% of Annual net operating revenues.
     980 Greg Street
     Sparks, NV  89431

AFTER YEAR 20


1.   Sierra Pacific Power Company                 10.00000%
     P.O. Box 10100
     Reno, NV  89520-0026
       Attention:  General Accounting

2.   Benson, Schwarzhoff & Helzel                  0.03888%
     5550 Redwood Road
     Oakland, CA  94619-3120
       Attention:  Dale Schwarzhoff

3.   Mr. G. Martin Booth III                       0.08100%
     c/o Geothermal Development Associates
     251 Ralston Street
     Reno, NV  89503

4.   Richard W. Harris                             0.08100%
     P.O. Box 70250
     Reno, NV  89570-0250

5.   Geothermal Development Associates  -  25% of Annual net
operating revenues.
     251 Ralston Street
     Reno, NV  89503

6. Benson, Schwarzhoff & Helzel - 8.333% of Annual net operating revenues.
     5550 Redwood Road
     Oakland, CA  94619-3120
       Attention:  Dale Schwarzhoff

7.   Ormat, Inc.  -  16.667% of Annual net operating revenues.
     980 Greg Street
     Sparks, NV  89431

     For purposes of calculating net revenue royalties net revenues are defined as follows:

     "Net Proceeds from electricity sales from Steamboat 1 less royalties, including the BSH overriding production royalty and other royalties and all reasonable, necessary, and normal expenses of the Steamboat 1 power plant, as determined on an accrual basis applicable to the year for which the determination is made, including operation, maintenance, warranty work, parts, labor, general overhead, services, severance and property taxes, insurance, casualty loss, and any other cost or expense reasonably calculated or necessary to maintain and operate the Steamboat 1 power plant and preserve its revenue stream so that Annual Net Operating Revenues will consist of the net cash flow from the Steamboat 1 power plant before debt service, income taxes, distributions to equity investors (including the Fund and its partners) and overhead associated with such equity investors. Annual Net Operating Revenues shall be calculated for the twelve months beginning March 1 of each year and ending with the last day of February of the following year."


SCHEDULE 1

SB-1A ROYALTY PAYMENT SCHEDULE TO

SIERRA PACIFIC POWER COMPANY


     At the end of the month during which Initial Operation occurs (January 1989) and at the end of each monthly billing period thereafter, the SB-1A shall pay to the Sierra Pacific Power Company ("SPPC") an amount equal to the product the royalty payment percentage as noted below in Column II and the gross sales of electricity from the Plant, during each such monthly billing period. For the purposes of this Exhibit, a "year" shall be defined as the period beginning on the date of initial operation (December 8, 1988) and every anniversary thereof, and ending at 2400 hours on the following anniversary of the date of initial operation.

          Column I       Column II      Column III
              Year After       Royalty Payment
Eleventh Year
          Initial Operation             Percentage
Payment Percentage

          1st  89             4%                  6%
          2nd  90             4%                  6%
          3rd  91             4%                  6%
          4th  92             4%                  6%
          5th  93             4%                  6%
          6th  94             4%                  6%
          7th  95             6%                  4%
          8th  96             8%                  2%
          9th thru 30th  97-18        10%                   0

3. In addition to the payment described above, Lessee shall be obligated to pay Lessor an amount, no later than 180 days after the tenth anniversary of the date of initial operation, calculated as follows ("Eleventh Year Payment"):

     At the end of each monthly Billing Period during the first ten years after initial operation, SPPC shall calculate the product of the gross sales of electricity from the Plant for that monthly billing period multiplied by the percentage listed for that year in Column III above. The Eleventh Year Payment shall equal the sum of the monthly amounts, described above, plus interest accrued monthly at an annual rate of 11.9%.


SB-1A
SCHEDULE OF ROYALTIES
DURATION OF PLANT LIFE
FIRST 10 YEARS


     PAYEE:                             % OF GROSS REVENUES

1.   Sierra Pacific Power Company                 10.00000%
accrued
     P.O. Box 10100
     Reno, NV  89520-0026
       Attention:  General Accounting

2.   Benson, Schwarzhoff & Helzel                      3.888%
     5550 Redwood Road
     Oakland, CA  94619-3120
       Attention:  Dale Schwarzhoff

3.   Mr. G. Martin Booth III                       0.08100%
     c/o Geothermal Development Associates
     251 Ralston Street
     Reno, NV  89503

4.   Richard W. Harris                             0.08100%
     P.O. Box 70250
     Reno, NV  89570-0250


     Royalties shown in paragraphs 3 and 4 are only applicable to revenues from the first 43.8 million KWH from a combination of SB-1 and SB-1A.

     At the end of the first ten years of operation the difference between royalties paid and accrued royalties must be paid. (See
Schedule 1 attached).


EXHIBIT "C"

OPERATION AND MAINTENANCE AGREEMENT

BETWEEN


STEAMBOAT ENVIROSYSTEMS, L.C.

AND


S. B. GEO, INC.



DATED AS OF

March 1, 1996









Steamboat 1 & 1-A

Geothermal Facilities at

Steamboat Springs, Washoe County

Nevada


TABLE OF CONTENTS


                                                       Page

ARTICLE 1  DEFINITIONS   5

ARTICLE 2 TERM OF AGREEMENT; RELATIONSHIP OF PARTIES   10
        2.1   Term  10
        2.2   Parties' Representatives  10
        2.3   Relationship of the Parties    10
        2.4   Confidential Information  11
        2.5   Access     11

ARTICLE 3  COVENANTS OF OPERATOR   12
        3.1   Duties of Operator After Commencement Date    12
        3.2   Records    14
        3.3   Annual Operating Plan     14
        3.4   Changes in Operation and Maintenance     15
        3.5   Quarterly Reports    15
        3.6   Testing    16
        3.7   Maintenance of Qualifying Facility Status     16
        3.8   Notice of Outages    16
        3.9  Representations and Warranties  16
        3.10  Obligations on Termination     17
        3.11  Payment of Fines, Penalties and Liquidated Damages 17

ARTICLE 4  COVENANTS OF STEAMBOAT  18
        4.1   Steamboat's Obligations   18

ARTICLE 5  PAYMENTS 18
        5.1   Operation and Management Costs 18
        5.2   Incentive Program    19
        5.3   Payment of Fees and Bonus 20

ARTICLE 6  REPRESENTATIONS AND WARRANTIES    20
        6.1   Representations and Warranties of Operator    20
        6.2   Representations and Warranties of Steamboat   21

ARTICLE 7 DEFAULTS AND REMEDIES    22
        7.1   Defaults by Operator 22
        7.2   Remedies for Operator Default  23
        7.3   Defaults by Steamboat     24
        7.4   Remedies for Steamboat Default 24
        7.5   Labor Difficulties   24
        7.6   Uncontrollable Circumstance    25
        7.7   Resumption of Performance 25
        7.8   Continuing Uncontrollable Circumstance   25

ARTICLE 8 DISPUTE RESOLUTION  25
        8.1   Arbitration     25
        8.2   Availability of Arbitration    25
        8.3   Arbitration Notice   25
        8.4   Procedure  26
        8.5   Additional Parties   26
        8.6   Enforceability  26
        8.7   Venue 27
        8.8   Continuance of Contract Performance 27
        8.9   Cost  27

ARTICLE 9  INDEMNIFICATION    27
        9.1   Operator Indemnification  27
        9.2   Cooperation Regarding Claims   27
        9.3   Waiver of Subrogation     28

ARTICLE 10  INSURANCE    28
        10.1   Operator Insurance Coverage   28
        10.2   Evidence of Insurance    29
        10.3   General Insurance Provisions  29

ARTICLE 11  MISCELLANEOUS     30
        11.1   Assignment     30
        11.2   Consequential Damages    30
        11.3   Effect of Termination    30
        11.4   Overdue Obligations to Bear Interest    30
        11.5   Notices   30
        11.6   Waiver    31
        11.7   Entire Agreement; Modification     31
        11.8   Governing Law  31
        11.9   Counterparts   31
        11.10  Severability   31
        11.11  Further Assurances  31
        11.12  Headings  32
        11.13  Waiver of Liens     32
        11.14  Appointment of Facilities Manager  32
        11.15  Disposal of Materials and Equipment     32

EXHIBITS

Exhibit A - Anticipated Performance Standards
Exhibit B - Facilities Administrative Procedures
Exhibit C - Facility Work Force
Exhibit D - Operator's Operating Equipment
Exhibit E - Operator Approvals


OPERATION AND MAINTENANCE AGREEMENT


     THIS OPERATION AND MAINTENANCE AGREEMENT (this "Agreement"), entered into as of the 30th day of November, 1995, between SB GEO, Inc., a Utah corporation ("Operator"), and STEAMBOAT ENVIROSYSTEMS, L.C., a Utah limited liability company ("Steamboat"),

W I T N E S S E T H:

     WHEREAS, Steamboat has been organized to own and operate two
(2) geothermal power plants and related geothermal wells and interconnection equipment (respectively, the "Steamboat 1 Facility" and the "Steamboat 1A Facility"), located in Washoe County, Nevada; and

     WHEREAS, Steamboat is assignee under an agreement with Sierra Pacific Power Company for the purchase and sale of the electricity produced by the Facilities; and

     WHEREAS, Steamboat is assignee under a geothermal resources lease with SPPC, pursuant to which Steamboat has the right to own power plants and operate them and develop the geothermal resources on certain property in Washoe County, Nevada; and

     WHEREAS, Operator is willing to operate and maintain the Facilities in accordance with the terms hereof;

     NOW THEREFORE, in consideration of the covenants and agreements and subject to the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby specifically acknowledged, Steamboat and Operator agree as follows:

ARTICLE I

DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth below such definitions to be equally applicable to the singular and plural form of the terms defined):

     "Affiliate" shall mean, with respect to any Person, a Person that controls, is controlled by, or is under common control with, such Person or any successor thereto.

     "Annual Operating Plan"  shall have the meaning set forth in section 3.4.

     "Anticipated Performance Standards" shall mean the electrical power generation performance standards, set forth in Exhibit A hereto.

     "Approvals" shall mean all consents, rights, exemptions, concessions, permits, easements, rights of way, licenses, authorizations, certificates, orders, franchises, determinations or other approvals of any Government Agency or Person required for the development, design, construction, start-up and operation of the Facilities, including but not limited to all approvals set out or referred to in the Exhibits hereto.

     "Arbitration Notice"  shall have the meaning set forth in
section 8.3.

     "Billing Period" shall mean a period of one (1) calendar month, except that (a) the first Billing Period of each Contract Year shall begin on the first day of such Contract Year and shall continue to and including the last day of the month in which such Contract Year begins and (b) the last Billing Period of each Contract Year shall end on the last day of such Contract Year if such day is not otherwise the last day of a Billing Period.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in Nevada, Utah or New York.

     "Commencement Date" shall mean, in respect of each Facility, the date this Agreement is executed by the parties hereto.

     "Contract Date"  shall mean the date of this Agreement.

     "Contract Term"  shall have the meaning set forth in section
2.1.

     "Contract Year" shall mean with respect to (i) the first Contract Year, the period from and including the date of this Agreement to the day preceding the first anniversary of said date, and (ii) each subsequent Contract Year, the period beginning on the day following the last day of the preceding beginning on the day following the last day of the preceding Contract Year and ending on the day preceding the next succeeding anniversary of the date of this Agreement.

     "Dispute" shall mean any claim, dispute, disagreement or other matter in question between Operator and Steamboat that arises with respect to the performance, nonperformance or breach by Operator or Steamboat of their respective obligations under this Agreement.

     "Emission Standards" shall mean the air emissions limits contained in the Approvals.

     "Event of Default" shall have the meaning set forth in sections 7.1 and 7.3 hereof.

     "Exhibit" shall mean an exhibit which is incorporated in and made a part of this Agreement, as such exhibit may be modified from time to time in accordance with the terms hereof.

     "Facility" shall mean each of the geothermal generating facilities, known as Steamboat 1 and Steamboat 1A, respectively, and related geothermal wells and interconnection equipment, together with all additions, appurtenant leases and easements, structures and equipment associated therewith and owned or controlled by Steamboat and "Facilities" shall mean, collectively, the Steamboat 1 Facility and the Steamboat 1A Facility.

     "Facilities Administrative Procedures" shall mean, as a minimum, but shall not be limited to, the procedures, implemented independently or in combination, set forth in Exhibit B hereto, as each of those procedures is more fully described in the Operator Proposal.

     "Facility Operating Standards" and "Operating Standards" shall mean the standards set forth in (i) the Project Operations and Maintenance Manual, (ii) Prudent Utility Practices, (iii) the Power Purchase Agreement, (iv) this Agreement, including the requirements set forth in each of the clauses of section 3.2 hereof, (v) the Annual Operating Plan for the current Contract Year, (vi) the Emissions Standards, and (vii) the Facilities Administrative Procedures.

     "Facilities Site" shall mean the real property (including easement rights) leased to Steamboat (as successor in interest to Far West) as lessee by SPPC under the Facility Site Lease.

     "Facility Site Lease" shall mean collectively the Geothermal Resources lease, dated November 18, 1983, between SPPC and
Steamboat (as successor in interest) and the Revised and Restated
Geothermal Resources Sublease dated October 9, 1989 between
Steamboat as successor in interest of Far West Electric Energy
Fund, L.P. as Lessor and as successor in interest to 1-A
Enterprises as Lessee.

     "Facility Tools" shall mean (i) any special tools which are furnished by the manufacturer of equipment incorporated in the Facilities to be used in connection with that equipment and (ii) any and all tools, purchased for either Facility at any other time which tools are required to carry on normal operation and repair of the Facilities. For the purposes of this Agreement, "Facility Tools" shall also include all furniture, fittings, fixtures and office equipment of whatever nature (including, without limitation, all computer hardware and software and associated equipment) purchased by or on behalf of Steamboat for use at, or in connection with, the operation of the Facilities from time to time.

     "Facility Work Force" shall have the meaning set forth in Exhibit C hereto, provided that the size and nature of the Facility Work Force do not deviate in any material respect from those described in the Operator Proposal, unless otherwise agreed by the parties.

     "Far West" shall mean Far West Capital, Inc., a Utah corporation.

     "Generally Accepted" shall mean with respect to any practice, procedure or method herein, such practice, procedure or method, consistent in all relevant respects with Prudent Utility Practices, as would be employed or used by a person exercising good professional judgment who is competent to perform such practice, procedure or method.

     "Gross Margin" shall mean, in respect of any Person, the documented net pretax operating profit of that Person.

     "Indemnified Party"  shall have the meaning set forth in
section 9.1.

     "Major Maintenance" shall mean, in respect of any Facility, all necessary overhaul (with the exception of minor repairs), replacement, major repair, calibration and cleaning of that Facility and that Facility's mechanical and electrical equipment. Overhaul and repair shall be performed in accordance with the manufacturer's current recommendations, the reasonable recommendations of Operator and Prudent Utility Practices. Such work shall be consolidated to minimize the outage periods required and to maximize power production availability.

     "Management Fee"  shall have the meaning set forth in section
5.2.

     "Operating Plans"  shall have the meaning set forth in section
3.4.

     "Operator Approvals" shall mean those Approvals, other than the Steamboat Approvals, necessary or appropriate for the performance of Operator's responsibilities hereunder, including, without limitation, the Approvals set forth on Exhibit E hereto. Operator Approvals further include, without limitation, approvals personal or peculiar to Operator such as business licenses, trade and professional licenses, individual operator licenses, and licenses or permits of the same or a similar nature.

     "Operator Bonus"  shall have the meaning set forth in section
5.3.

     "Operator Fee"  shall have the meaning set forth in section
5.2.

     "Operator Proposal" shall mean the Operation and Maintenance Plan prepared by Operator and submitted to Steamboat.

     "Operator's Operating Equipment" shall have the meaning set forth in Exhibit D hereto, provided that the type and amount of the Operator's Operating Equipment do not deviate in any material respect from those described in the Operator Proposal, unless otherwise agreed by the parties.

     "Person" shall mean a corporation, partnership, trust, business trust, joint venture, company, cooperative, firm or other entity or individual.

     "Power Purchase Agreement" shall mean, collectively, the Agreement for the Purchase and Sale of Electricity, Steamboat 1, dated November 18, 1983, between Steamboat (as successor in interest) and SPPC, and the Long Term Agreement for the Purchase and Sale of Electricity, Steamboat 1A, dated October 29, 1988, by and between Steamboat (as successor in interest) and SPPC, as the same may be amended, restated or supplemented from time to time in accordance with the respective terms thereof.

     "Project Agreements" shall mean (i) this Agreement, (ii) the Power Purchase Agreement, (iii) the Lease, (iv) the Special
Facilities Agreement, and (v) the Facility site Lease.

     "Project Operations and Maintenance Manual" shall mean the manual describing the proper operation and maintenance of the Facilities, including appropriate safety precautions and limitations.

     "Prudent Utility Practices" shall mean those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by electric generation stations generally throughout the United States of America of a type and size similar to the Facilities as good, safe and prudent engineering practices in connection with the operation, maintenance, repair and use of electrical and other equipment and facilities, with commensurate standards of safety, performance, dependability, efficiency and economy and which are consistent in all relevant respects with the utility practices implemented by, and compliance with which is required by SPPC.

     "Regular Monthly Payment Date" shall have the meaning set forth in section 5.4.

     "Routine Repair and Maintenance" shall mean the repair and preventative maintenance of a regular nature that must be performed periodically and on an ongoing basis to maintain the Facilities in good working order in accordance with Prudent Utility Practices, including, but not limited to, lubrication, repacking of valves, adjustments, labor for replacements of chemicals and consumables, similar work, and general housekeeping.

     "SPPC" shall mean Sierra Pacific Power Company, a Nevada corporation.

     "Special Facilities Agreement"  shall mean that certain
Special Facilities Agreement by and between Steamboat (as successor in interest) and SPPC, dated October 29, 1988 as it may be amended, modified or supplemented in accordance with the terms thereof.

     "Steamboat Approvals" shall mean all Approvals required for ownership and commercial operation of the Facilities, including, without limitation, federal, state and local environmental, water, air, sewer and land use Approvals.

     "Steamboat's Representative" shall mean that Person designated in writing by Steamboat to Operator as its primary representative in accordance with section 2.2 hereof.

     "Stipulated Interest Rate" shall mean that rate per annum designated by Morgan Guaranty Trust Company, or its successor entity, from time to time as its reference rate plus three percent (3%).

     "Termination Date"  shall have the meaning set forth in
section 7.6.

     "Termination Payment"  shall have the meaning set forth in section 7.6.

     "Uncontrollable Circumstances" shall mean acts of God, labor disputes involving Persons other than Operator, labor disputes involving Operator if any such labor dispute is the result of breach of established labor agreements by employees of Operator, or earthquake, flood or other sudden and unforeseeable weather conditions. The non-availability of geothermal resource supply (unless the same is directly or indirectly caused or exacerbated by Operator) to generate capacity and energy from the Facilities and any inability or unwillingness of SPPC to accept power generated at the Facilities shall each be considered an Uncontrollable Circumstance.

ARTICLE 2

TERM OF AGREEMENT; RELATIONSHIP OF PARTIES

     2.1  Term.  This Agreement shall commence as of the Contract
Date and shall continue for ten (10) successive periods or ten (10) Contract Years, unless earlier terminated in accordance with the provisions of this Agreement.

     2.2 Parties' Representatives. Prior to the commencement of mobilization services by Operator, as described in section 3.1 hereof, Steamboat and Operator shall each designate an individual to act as its primary representative with respect to matters concerning operation of the Facilities. Steamboat and Operator shall each provide the other with written notice of the person designated as its representative. At any time after the initial designation by any party of its representative, such party may designate a replacement by written notice to the other party in accordance with the notice provisions herein.

     2.3 Relationship of the Parties. Operator shall at all times be deemed an independent contractor and neither it nor any of its employees or the employees of any of its subcontractors shall be considered an agent, servant or employee of Steamboat. Nothing in this Agreement shall be deemed to constitute any party hereto a partner, joint venturer, agent or legal representative of any other party hereto or to create a fiduciary relationship between or among such parties. Operator shall be solely responsible for all matters relating to the payment of its employees, including compliance with social security, withholding and all regulations governing such matters. Operator shall be responsible for its own actions and those of its subordinates, employees, agents, subcontractors and consultants during the term of this Agreement. Unless otherwise herein provided, Operator shall have no authority to make any statements, representations or commitments of any kind or take any action which shall be binding on Steamboat.

     2.4 Confidential Information. If either party transmits to the other any information (including, without limitation, drawings, technology, reports and designs) which the disclosing party has designated in writing as "proprietary information," the receiving party shall receive and hold such proprietary information in confidence, shall use it exclusively in connection with the Facilities and shall not publish or otherwise disclose it to others; provided, however, that the receiving party may make necessary disclosures on a proprietary basis to any third party directly engaged in the operation or financing of the Facilities such as consultants, trustees and lenders engaged for that purpose if such third party shall consent in writing to be bound by the provisions of this section 2.4, but such disclosures may not be made to suppliers to the Facilities without the prior written consent of the transmitting party (which consent may be withheld in such party's sole discretion).

     Notwithstanding the foregoing restrictions, either party shall have the right to disclose proprietary information furnished hereunder (i) if such information becomes available from a source, other than a party to this Agreement, who has no obligation of confidentiality with respect to such information and who did not obtain such information pursuant to a breach of this section 2.4;
(ii) if such information is developed independently or is within the knowledge of the party to whom it is delivered prior to receipt thereof; (iii) if such information is within, or later falls within, the public domain without breach of this Agreement by the party hereto receiving such information; (iv) if such disclosure is required by order of any court of law, to the extent required by such order; provided, however, that if a party is required to disclose proprietary information by a court of law, it agrees to give the other party prompt written notice of the disclosure requirements of any such order; or (v) to a Government Agency to the extent required by such Government Agency; provided, however, that if such party undertakes to so disclose such proprietary information to a Government Agency, it agrees to give the other party advance written notice of such undertaking, to make reasonable efforts to secure confidential treatment of such proprietary information by the Government Agency in question and to permit such other party to participate in discussions with such Government Agency with regard to such confidential treatment. In the event that efforts to secure confidential treatment are unsuccessful, the party supplying the proprietary information shall have the right, if legally permissible, to revise such proprietary information to make it nonproprietary or to minimize the loss of its proprietary value.

     2.5  Access.

     (a) Access by Steamboat. Steamboat and their representatives including, without limitation, any independent technical consultant, shall have the right at all times to visit and inspect the Facilities and the Facilities Site, and Steamboat, their representatives, including, without limitation, any independent technical consultant, shall have the right, upon reasonable notice and at reasonable times, to take visitors onto the Facilities Site and into the Facilities; provided, however, that Operator shall have the right to approve access to the Facilities by all proposed visitors thereto, such approval not to be unreasonably withheld or delayed, and that all visits shall be conducted in a manner so as to minimize interference with Operator's performance hereunder; and provided, further, that Steamboat and their representatives including, without limitation, any independent technical consultant, and invitees shall have the right to enter the Facilities and the Facilities Site without notice in the event of an emergency, including, without limitation, fire, vandalism or other threats to public health and safety, or at any time when an Event of Default has occurred and is continuing.

     (b) Audits. Steamboat may employ accountants and other auditors (i) to audit the record keeping practices and systems used to generate the data required by sections 3.3, 3.6, 3.8, 5.2(b) and 5.3, (ii) to determine, if applicable, whether such practices and systems are in accordance with generally accepted accounting principles and (iii) to certify the results of such audit and determination to Operator and Steamboat.

     (c) Access by Others. Operator shall not interfere with the rights of access to the Facilities granted to SPPC or other customer under the Power Purchase Agreement or the access to the Facilities Site granted under the Facility Site Lease.

     (d) Operator Access From and After Commencement Date. During the term of this Agreement, Steamboat shall provide Operator and its agents, employees, subcontractors and consultants full and free access at all times to the Facilities to the extent required to perform the services required by this Agreement.

ARTICLE 3

COVENANTS OF OPERATOR

     3.1 Duties of Operator After Commencement Date. Commencing upon the Commencement Date for each Facility and continuing for the term hereof, Operator shall be in care, custody and control of that Facility and shall operate, maintain and repair that Facility in accordance with the Facility Operating Standards. Such operation, maintenance and repair services shall include, but not be limited to, performance by Operator of the following:

     (i) employment of a Facility Work Force consisting of properly trained personnel. The control room of the Facilities shall be staffed with a qualified operator during all hours of power generation. For the purposes of the foregoing, the control room shall be deemed to be staffed in accordance with this clause, notwithstanding that a qualified operator may be absent therefrom as duties require, provided that any such absence shall occur in the ordinary course of operation of the Facilities and strictly in accordance with Prudent Utility Practices;

     (ii) operation and Routine Repair and Maintenance of each Facility so as to keep it in good working order. Operator shall utilize all Facility Tools as are necessary to carry on normal operation and Routine Repair and Maintenance of each Facility;

     (iii)     the provision of materials and services to which
section 4.1(d) relates, when requested by Steamboat to provide the same;

     (iv) operation and repair of each Facility so as to deliver electricity to SPPC in accordance with the Power Purchase
Agreement, the Special Facilities Agreement and the Annual
Operating Plan;

     (v) compliance with the requirements of all warranties with respect to each Facility or particular equipment contained therein;

     (vi) operation of each Facility in compliance with all applicable Approvals and other applicable laws and regulations (including, without limitation, all federal, state and local environmental, water, air, sewer and land use Approvals), acquisition in a timely manner and maintenance of all Operator Approvals and cooperation with and assistance of Steamboat in Steamboat's efforts to obtain and maintain all Steamboat Approvals;

     (vii)     compliance with the terms of the Facility Site
Lease, the Special Facilities Agreement and the Power Purchase
Agreement;

     (viii) procurement of all services necessary to keep and maintain each Facility and the Facilities Site in a safe, secure, clean, well-maintained, well-painted, orderly and attractive condition;

     (ix) efficient operation of each Facility so as to optimize the useful life of the equipment, maximize conservation of the geothermal resource (consistent with achievement of the Anticipated Performance Standards), minimize downtime for repairs or Major Maintenance and maximize net operating revenues, all in accordance with the Facility Operating Standards;

     (x) compliance with the terms of all insurance policies of Steamboat and/or Operator applicable to each Facility;

     (xi) arrangement of schedules maintenance in accordance with the Annual Operating Plan, or otherwise in coordination with Steamboat so as to minimize interruption of service to SPPC or other purchaser;

     (xii) safe operation of each Facility in accordance with Prudent Utility Practices;

     (xiii) arrangement with suppliers and transporters to supply each Facility with backup electricity, water and sewage disposal, sufficient to permit the continuous operation of that Facility in accordance with the Annual Operating Plan;

     (xiv) maintenance of an inventory of spare parts and replacement equipment designated by Steamboat; and

     (xv) upon expiration or termination of this Agreement, Operator shall comply with the terms of section 3.11 hereof, remove its personnel from each Facility and cooperate with Steamboat in planning the closing of that Facility or the substitution of a successor operator, as applicable. The parties shall mutually agree to a schedule for the orderly removal of Operator from its operational responsibilities.

     3.2  Records.  Operator shall maintain in a form acceptable to
Steamboat: (i) operating logs, records and reports relating to the operation and maintenance of each Facility; and(ii) subject to the prior approval of a Steamboat and Steamboat's Representative current revisions of the Design Notebook and the Project Operation and Maintenance Manual. Such records shall be maintained with sufficient detail and accuracy as to provide an accurate and complete history of the operation and maintenance of each Facility in accordance with generally accepted practices of the electric utility industry. All records prepared pursuant to this section
3.3 containing information consisting of equipment histories and control, maintenance and lubrication log shall be retained by Operator for the term of this Agreement and shall be promptly delivered to Steamboat upon the expiration or earlier termination hereof. Further, all records prepared pursuant to this section 3.3 shall be property of Steamboat and shall be maintained at a location at each Facility designated by Steamboat.

     3.3  Annual Operating Plan.

     (a) Ninety (90) days prior to the commencement of each Contract Year (and ninety (90) days prior to each expected Commencement Date), Operator shall submit an annual operating plan (the "Annual Operating Plan") for such Contract Year to Steamboat. The Annual Operating Plan shall include, without limitation, detailed plans for operating each Facility in accordance with the Anticipated Performance Standards for such Contract Year. The Annual Operating Plan shall also include, without limitation, detailed plans with respect to the following: estimated costs of Steamboat, scheduled Major Maintenance (including, without limitation, major overhauls), Routine Repairs and Maintenance, organization and staffing, training, materials, supplies, parts and equipment acquisitions, hours of operation, contract services to be purchased, fuel requirements, purchases of electricity from SPPC, requirements for water and other consumables, data regarding expected environmental requirements and performance, permit renewals, requirements under all Approvals and plans for compliance therewith, all filing requirements of whatever nature and plans for compliance therewith, an inventory of spare parts and any other matters as Steamboat may reasonably require with respect to the operation and maintenance of each Facility.

     (b) Operator shall provide all annual reports required by Steamboat including the information required by sections 3.3 and 3.8.

     (c) Steamboat shall accept or object to the terms of such Annual Operating Plan within thirty (30) days of receipt thereof. If Steamboat shall object to the terms of such Annual Operating Plan, Steamboat and Operator shall attempt in good faith to agree to revised terms of such Annual Operating Plan, but the terms proposed by Operator shall be adopted absent agreement.

     3.4  Changes in Operation and Maintenance.

     (a) Steamboat shall have the right to request Operator to make reasonable changes in the Facility Operating Standards and the provisions for the performance thereof by Operator. Operator shall consent to such requested changes, provided that such changes do not have a material adverse effect on Operator's ability to perform its obligations under this Agreement or material increase operator cost of operations.

     (b) Operator shall have the right to request the approval of Steamboat for reasonable changes in the Facility Operating Standards if consistence with section 3.2. Operator shall not make such changes without the prior written approval of Steamboat. Any such approved changes shall be reflected in the Project Operations and Maintenance Manual.

     (c) Notwithstanding the foregoing provisions of this section 3.5, Operator may take all such action which it considers necessary or advisable in the event of an emergency or unit outage to protect: (i) the Facilities and ensure the continued and efficient operation of the same to the maximum extent possible, (ii) all members of the Facility Work Force, (iii) all equipment located at the Facilities Site and (iv) the Facility Tools, all in compliance with Prudent Utility Practices; provided, however, that when taking any action in accordance with this subsection (d), Operator shall notify Steamboat of the nature of the emergency or unit outage and the action taken by Operator as a result thereof as soon as possible, and in any event, not later than twenty-four (24) hours after Operator became aware, or should have become aware, of the event giving rise to the emergency or unit outage as the case may be.

     3.5  Quarterly Reports.

     (a) Operator shall, within ten (10) days after the last day of each quarter, deliver to Steamboat a performance and costs report with respect to each month showing achievement of and all variances from the Annual Operating Plan. The report shall be in a format acceptable to Steamboat and shall include, without limitation: (i) the information required by section 3.3, (ii) the total number of kwh of electricity produced by each Facility and delivered to SPPC or other customer during such months with a breakdown detailing deliveries as indicated by Steamboat and information secured from SPPC or other customer concerning its future energy requirements, together with details of monthly parasitic load usage; provided, however, that where complete collection or production of the foregoing information requires the prior receipt of information from SPPC or other customer, such information shall be delivered to Steamboat as soon as possible after such receipt, although a preliminary report shall be delivered to Steamboat, based upon Operator's own records during each month, within the time period stipulated above; (iii) the total number of kwh of electricity supplied by SPPC or other supplier and consumed by each Facility during such month as a result of outages at that Facility, with a breakdown detailing the time of such consumption; (iv) a schedule of repair and maintenance activities performed by or on behalf of Operator during such period; (v) an itemization of any costs incurred during the month which are outside the scope of the services to be provided by Operator hereunder; (vi) such other information as Steamboat may reasonably request to evaluate accomplishment of the Annual Operating Plan and costs.

     3.6 Testing. Operator shall perform such tests as are generally accepted for the operation of facilities similar to the Facilities, including:

     (a) routine operating tests designed to monitor the safety and performance of each Facility;

     (b) tests designed to monitor the safety and performance of each Facility following the performance of Major Maintenance;

     (c)  such other tests as Steamboat or Steamboat's
Representative shall reasonably request; and

     (d) ongoing emissions testing to ensure compliance with all applicable Approvals.

     Steamboat has the right to reasonable advance notice of and to have personnel present during such tests. Operator shall furnish
Steamboat with written results of the tests.

     3.7 Maintenance of Qualifying Facility Status. Operator shall operate each Facility in such a manner that it remains a "Qualifying Small Power Production Facility" as such term is defined in section 3(17) of the Federal Power Act, 16 U.S.C. Sec 796
(17) (1978), and part 292 of the regulations of the Federal Energy Regulatory Commission, 18 C.F.R. 292.

     3.8 Notice of Outages. Specific times for planned outages for maintenance shall be scheduled annually as part of the Annual Operating Plan so as to coordinate planned outages of each Facility with other external factors; provided, however, in an emergency, Operator shall be permitted to request a transmission or substation clearance.

     3.9  Representations and Warranties.

     (a) Operator warrants that it will perform (or cause to be performed) the operation, repair and maintenance services, required under this Article 3, in a good and workmanlike manner in accordance with generally accepted practices for the operation and maintenance of facilities similar to the Facilities. Operator shall cooperate with Steamboat in Steamboat's enforcement of any manufacturer's warranty or Contractor guarantees or warranty or the enforcement by Steamboat of any rights under the Construction Contract in connection with the Facilities, the equipment incorporated therein or any maintenance or repair services performed thereon. Where Operator performs any services in accordance herewith for which payment is subsequently received by Steamboat under any manufacturer's warranty or Contractor guarantee or warranty or as a result of the enforcement by Steamboat of any rights under the Construction Contract in connection with the Facilities, the equipment incorporated therein or any maintenance or repair services performed thereon, the benefit of such payment (or any part thereof) shall be passed on to Operator to, but not beyond, the extent necessary to reimburse Operator for the actual cost of any parts or materials utilized by it in the provision of such services and the actual cost of any labor of subcontractors to Operator, retained for the purpose of providing such services; Operator shall not receive any payments, in addition to those identified in Article 5, on account of its own labor costs in providing such services. Operator shall notify Steamboat of all manufacturer's warranties that Operator intends to obtain with respect to any services to be performed hereunder. If more complete warranty protection is available from any such manufacturer, Operator shall notify Steamboat of such availability and Steamboat may elect to obtain such additional protection.

     (b) All repairs, replacements and other services to be performed by or on behalf of Operator in accordance with the terms of this Agreement shall be performed in a competent manner by qualified personnel in accordance with Prudent Utility Practices. All replacement equipment installed in the Facilities by or on behalf of Operator shall be fit for its intended purpose, be of quality at least equal to the standard in the industry and shall have warranties enforceable by Steamboat at least comparable to those standard in the industry.

     3.10 Obligations on Termination. Upon termination of this Agreement at any time and for whatever reason, Operator shall replenish Steamboat's inventory of Facility Tools (which shall remain at the Facilities as property of Steamboat), shall assist (at Steamboat's request) in the training of personnel to provide for a smooth transition, and shall update the Project Operation and Maintenance Manuals.

     3.11 Payment of Fines, Penalties and Liquidated Damages. If at any time during the Contract Term any fine or penalty becomes payable as a result of the failure of either one or both of the Facilities to meet any environmental law, regulation, order or permit promulgated thereunder, such fine or penalty shall be the sole responsibility and at the cost of Operator; provided, however, that Operator shall only be responsible for fines or penalties which are the result of action or inaction on the part of Operator.

To the extent that any time during the Contract Term Steamboat shall incur any liability to SPPC pursuant to the terms of the Power Purchase Agreement, including, without limitation, liability for liquidated damages, or any liability to SPPC, in either case caused by the fault of Operator, Operator shall reimburse Steamboat for all amounts paid by Steamboat in satisfaction of such liability.

ARTICLE 4

COVENANTS OF STEAMBOAT

     4.1 Steamboat's Obligations. From and after the Commencement Date, Steamboat shall:

     (a) make payments to Operator in accordance with Article 5 of this Agreement;

     (b) obtain and maintain all Steamboat Approvals; provided, however, that Steamboat shall not be liable for any failure to secure or maintain a permit which results from failure of either one or both of the Facilities to meet the Facility Operating Standards or any negligence or breach by Operator hereunder;

     (c) pay all real property taxes, personal property taxes, sales taxes, uses taxes, excise taxes, fees and premiums of insurance due in connection with the Facilities; and

     (d) procure all materials and services (including all consumables and all contract services other than the normal operation and Routine Repair and Maintenance services to be performed by Operator's Facility Work Force hereunder) to the extent necessary for the operation, repair and Major Maintenance of the Facilities.

ARTICLE 5

PAYMENTS

     5.1  Operation and Management Costs.  Commencing on the
Commencement Date, Steamboat shall pay Operator for the management, operation, Major Maintenance, Routine Repair and Maintenance, and other services performed by Operator pursuant to Article 3, in the following manner:

     (a) In full compensation for the management, normal operation and Routine Repair and Maintenance services to be performed by Operator pursuant to Article 3 hereof (but excluding the services described in section 3.1 hereof), a fee ("Operator Fee") to be negotiated between the Company and the Operator per month during the first Contract Year. In each subsequent Contract Year the Operator Fee shall be increased by four percent (4%) of the Operator Fee paid in the preceding Contract Year.

     (b)  Operator shall be entitled to an annual management fee
("Management Fee"), in accordance with the provisions of this section. Payment of the Management Fee shall be based upon achievement of an annual 5.48 MW average period net output goal as follows:

     Percentage of Average
     Period Net Output Goal Achieved              Management Fee
          95% or less                        $
          96%                           $
          97%                           $
          98%                           $
          99%                           $
          100%                          $

The Management Fee payable to Operator on the basis of actual deliveries of energy from the Facilities throughout the relevant Contract Year failing within the ranges specified above shall be calculated by making all necessary prorations. Any Management Fee earned by Operator in accordance with this section shall be payable by Steamboat upon the delivery to Steamboat of documentation, from both Operator and SPPC, confirming that the requisite operating capacities have been achieved, in accordance with the foregoing, and the acceptance of the same by Steamboat. The Management Fee amounts contained in the preceding table shall be increased by four percent (4%) each year, commencing in the second Contract Year.

     (c) Steamboat shall reimburse Operator for all of Operator's actual costs incurred in procuring equipment, materials and labor, at the request and upon the authority of Steamboat, for the purposes of performing services not otherwise required to be provided by Operator hereunder (including, without limitation, pursuant to section 4.1(d) hereof); provided that Operator shall not receive any reimbursement on account of its own labor costs in performing such additional services.

     5.2 Incentive Program In any Contract Year in which a Management Fee has been earned by Operator in accordance with section 5.2(b), Operator may also earn an incentive fee ("Operator Bonus") for superior plant operation and maintenance which results in above proforma electrical production at the Facilities. Payment of the Operator Bonus shall be based upon annual net salable electrical output from the Facilities in accordance with the following:

          Annual MWHs                   Operator Bonus
          53,000 or more                $
          52,000                             $
          51,000                             $
          50,000                             $
          49,000                             $
          48,000 or less                     $

The Operator Bonus payable to Operator on the basis of annual MWHs failing within the ranges specified above shall be calculated by making all necessary prorations. By way of example only, should 52,125 MWHs of electricity be delivered to SPPC from the Facilities in any Contract Year, the Operator Bonus payable to Operator, subject to section 5.6, would be the sum of __________________ ($_________), adjusted as necessary in accordance with the last sentence of this section. Any Operator Bonus to which Operator shall be entitled in accordance with this section shall be payable by Steamboat upon the delivery to Steamboat of annual generation documentation prepared by, and obtained from, SPPC confirming the annual MWHs produced at the Facilities, and the acceptance of the same by Steamboat. The Operator Bonus amounts contained in the preceding table shall be increased by four percent (4%) each year, commencing in the second Contract Year.

     5.3 Payment of Fees and Bonus. Steamboat shall pay the Operator Fee on the fifth Business Day of the Billing Period in which such fee commences to accrue pursuant to section 5.2 and on the fifth Business Day of each and every subsequent Billing Period (the "Regular Monthly Payment Date"). The first and final installments of the Operator Fee payable hereunder shall be prorated if they are for less than a full calendar month. Steamboat shall pay Operator's actual costs for equipment, materials and labor pursuant to section 5.1(c) hereof on the fifth Business Day of the month after the month in which Operator requests reimbursement of such costs. Steamboat shall pay any Management Fee and Operator Bonus, when earned in accordance with this Article.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

     6.1 Representations and Warranties of Operator. Operator represents and warrants, as of the date hereof, as follows:

     (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and is duly qualified to do business in and is in good standing in the State of Nevada.

     (b) it has taken all necessary action to authorize the execution, delivery and performance of its obligations under this Agreement, which action has not been superseded or modified, and this Agreement constitutes the legal, valid and binding obligation of Operator, enforceable in accordance with its terms;

     (c) the execution, delivery and performance of this Agreement do not violate (i) its articles of incorporation or bylaws or any resolution of its Board of Directors or other committee charged with the governance of its affairs, (ii) any contract to which it or any of its Affiliates is a party or (iii) any law, rule, regulation, order, writ, judgment, injunction, decree or determination affecting Operator or any of its properties;

     (d) it is regularly paying its debts as they become due, has not filed any petition for relief under the bankruptcy laws of the United States of America, has not made nor is making an assignment for the benefit of creditors, initiated nor been the subject of any proceeding seeking to have a receiver or trustee appointed to liquidate or manage its affairs, and none of its properties is subject to the jurisdiction of any bankruptcy court of the United States of America or any receivership proceeding;

     (e) no litigation is pending or, to its knowledge, threatened which seeks to restrain it from performing its obligations hereunder or the adverse outcome of which would materially affect its business or its ability to perform its obligations hereunder;

     (f) no authorization or approval or other action by, and no notice to or filing with, any Government Authority or regulatory body is required for the due execution, delivery and performance by Operator of this Agreement which have not been obtained;

     (g) it is experienced in the operation of geothermal generating facilities, has complied with the provisions of all laws, including environmental laws, respecting the operation of such facilities and has not been and is not currently subject to any judgment or settlement of any claim imposing significant liability on it for noncompliance with law or mismanagement in its operation of any geothermal generating facility or other electric power generating facility;

     (h) it is familiar with the terms of (i) the Power Purchase Agreement, all other Project Agreements and all of the standards incorporated within the Facility Operating Standards and guaranteed performance levels expected to form the basis of the Initial Anticipated Performance Standards hereunder and has the resources necessary to enable it to effectively operate and maintain the Facilities so as to meet or exceed such Anticipated Performance Standards; and

     (i)  Operator is an equal opportunity employer.

     6.2 Representations and Warranties of Steamboat. Steamboat represents and warrants, as of the date hereof, as follows:

     (a) it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah and is duly qualified to do business in and is in good standing in the State of Nevada;

     (b) it has taken all necessary action to authorize the execution, delivery and performance of its obligations under this Agreement, which action has not been superseded or modified, and this Agreement represents the valid and binding obligation of Steamboat, enforceable in accordance with its terms;

     (c) the execution, delivery and performance of this Agreement do not violate (i) its Operating Agreement or any resolution of its Members or other committee charged with the governance of its affairs, (ii) any contract to which it is a party or (iii) any law, rule, regulation, order, writ, judgment, injunction, decree or determination affecting Steamboat or any of its properties;

     (d) it is regularly paying its debts as they become due, has not filed any petition for relief under the bankruptcy laws of the United States of America, has not made nor is making an assignment for the benefit of creditors, has not initiated nor been the subject of any proceeding seeking to have a receiver or trustee appointed to liquidate or manage its affairs, and none of its properties is subject to the jurisdiction of any bankruptcy court of the United States of America or any receivership proceeding; and

     (e) no litigation is pending or, to its knowledge, threatened which seeks to restrain the performance of its obligations hereunder or the adverse outcome of which could materially affect its business or its ability to perform its obligations hereunder.

ARTICLE 7

DEFAULTS AND REMEDIES

     7.1 Defaults by Operator. Each of the following shall constitute an Event of Default on the part of Operator:

     (a) failure of Operator to make any payment to Steamboat when due in accordance with the terms of this Agreement, and such failure continues for ten (10) days after receipt of notice of nonpayment from Steamboat;

     (b) any of the representations or warranties of Operator contained in this Agreement shall prove to be materially false, incomplete or misleading;

     (c) any material failure of Operator to perform its obligations under this Agreement (to the extent that such failure is not due to an Uncontrollable Circumstance or the negligence of or breach by Steamboat) and failure of Operator to cure such failure for a period of ten (10) days after Operator first has knowledge of such failure or, if the failure is such that it cannot be cured within such period of time, such longer period of time as may be necessary (but not to exceed ninety (90) days) for Operator to cure such failure, provided that Operator diligently pursues such action to completion;

     (d) (i) ceasing to pay its debts as they become due or making an arrangement with or for the benefit of its creditors or consenting to or acquiescing in the appointment of a receiver, trustee or liquidator for a substantial part of its property, (ii) a bankruptcy, winding up, reorganization, insolvency, arrangement or similar proceeding instituted by Operator under the law of any jurisdiction, in which proceeding Operator is the debtor, (iii) any such proceeding instituted against Operator under the law of any jurisdiction, in which proceeding Operator is the debtor, that has not been stayed or dismissed within forty-five (45) days after its institution, (iv) any action or answer by Operator approving of, consenting to, or acquiescing in, any such proceeding, or (v) the levy of any attachment upon the property of Operator which shall substantially interfere with its performance hereunder; and

     (e) any failure of Operator (other than a material failure as provided for in subsection (c) above) to perform any of its obligations under this Agreement (to the extent that such failure is not due to an Uncontrollable Circumstance or the negligence of or breach by Steamboat) and failure of Operator to cure such failure for a period of thirty (30) days after Operator receives notice thereof from Steamboat or, if such failure cannot be cured in such period of time, such longer period of time as may be necessary (but not to exceed ninety (90) days) for Operator to cure such failure, provided that Operator diligently pursues such action to completion.

     7.2 Remedies for Operator Default. If an Event of Default on the part of Operator shall occur and be continuing hereunder, Steamboat may do one or both of the following:

     (a) terminate this Agreement and require Operator to (i) continue to operate the Facilities in accordance with the terms of this Agreement for a transition period specified by Steamboat which shall not exceed six (6) months, after which period Operator shall vacate the Facilities and the Facilities Site and make the Facilities available to Steamboat, in which case Steamboat may, at its option, select a replacement operator to operate the Facilities, and (ii) pay to Steamboat for a period not to exceed the balance of the then current one (1) year period all losses and expenses incurred by Steamboat as a direct result of such Operator Event of Default, including the costs of recruiting and training the replacement Operator's personnel and the costs and expenses incurred (including attorneys' fees) in negotiating an operation and maintenance agreement with such replacement operator; or

     (b) exercise all other remedies available to it at law or in equity including bringing an action for recovery of any amount due and unpaid by Operator and/or for damages which shall include, without limitation, all losses and expenses incurred by Steamboat as a result of such Operator Event of Default and all costs and expenses reasonably incurred by Steamboat in the exercise of its remedy (including, without limitation, attorneys' fees).

     7.3 Defaults by Steamboat. Each of the following shall constitute an Event of Default on the part of Steamboat:

     (a) failure of Steamboat to make any payment to Operator when due in accordance with the terms of this Agreement, and such failure continues for ten (10) days after receipt of notice of nonpayment from Operator;

     (b) any material failure by Steamboat to perform its obligations under this Agreement which failure materially affects Operator's ability to operate the Facilities in accordance with the terms hereof (to the extent that such failure is not due to an Uncontrollable Circumstance or the negligence of or breach by Operator hereunder) and failure of Steamboat to remedy such failure for a period of ten (10) days after it first has knowledge of such failure or, if the failure is such that it cannot be cured within such period of time, such longer period of time as may be necessary (but not to exceed ninety (90) days) for Steamboat to cure such failure, provided that Steamboat diligently pursues such action to completion; and

     (c) (i) ceasing to pay its debts as they become due or making an arrangement with or for the benefit of its creditors or consenting to or acquiescing in the appointment of a receiver, trustee or liquidator for a substantial part of its property, (ii) a bankruptcy, winding up, reorganization, insolvency, arrangement or similar proceeding instituted by Steamboat under the laws of any jurisdiction, in which proceeding Steamboat is the debtor, (iii) any such proceeding instituted against Steamboat under the laws of any jurisdiction, in which proceeding Steamboat is the debtor, that has not been stayed or dismissed within forty-five (45) days after its institution, (iv) any action or answer by Steamboat approving of, consenting to, or acquiescing in any such proceeding or (v) the levy of any attachment upon the property of Steamboat which shall substantially interfere with its performance hereunder.

     7.4 Remedies for Steamboat Default. If an Event of Default on the part of Steamboat shall occur and be continuing hereunder, Operator may do one or both of the following, pursuant to section
7.10 hereof:

     (a) terminate this Agreement upon sixty (60) days' prior written notice to Steamboat, whereupon Operator shall immediately vacate the Facilities and the Facilities Site at the end of the sixty (60) day period; or

     (b) exercise all remedies available to it at law or in equity including bringing an action for recovery of any amounts due and unpaid by Steamboat hereunder.

     7.5 Labor Difficulties. In the event of a strike or other form of labor action by Operator's personnel affecting the operation of the Facilities, Steamboat shall have the right to operate the Facilities and to retain such other personnel or agents as Steamboat in its sole discretion deems necessary or advisable for such purpose. Steamboat shall have no payment obligations to Operator during any such occurrence for work performed by Steamboat, its agents or other personnel.

     7.6 Uncontrollable Circumstance. The performance of each party's respective obligations under this Agreement, other than failure or delay in payment of money hereunder, shall be excused during such times and to the extent such performance is prevented by reason of any Uncontrollable Circumstance.

     7.7 Resumption of Performance. The party whose performance is suspended, prevented or delayed by Uncontrollable Circumstance shall promptly notify the other party of such occurrence and its estimated duration, and shall promptly remedy such Uncontrollable Circumstance if and to the extent reasonably possible and resume such performance when possible.

     7.8 Continuing Uncontrollable Circumstance. If a party is prevented from substantially performing its obligations under this Agreement by Uncontrollable Circumstance for a period of ninety
(90) days, the other party may terminate the Agreement without further liability of either party to the other hereunder by ten
(10) days written notice given any time thereafter prior to resumption of substantial performance is resumed during that ten
(10) day period.

ARTICLE 8

DISPUTE RESOLUTION

     8.1 Arbitration. The parties agree to make a diligent, good faith attempt to resolve all Disputes. If the parties are unable to resolve a Dispute within fifteen (15) days after notice of Dispute from one party to the other, such Dispute shall be submitted promptly to the designated representatives of each party.

The designated representatives shall meet, in person or by telephone, not later than seven (7) days after the date of submission of such Dispute and shall issue a written opinion with respect to the Dispute within ten (10) days thereafter. Subject to the provisions of section 8.2, in the event that the designated representatives cannot resolve the Dispute, such Dispute shall be submitted to arbitration in accordance with the provisions of this
Article 8.

     8.2 Availability of Arbitration. The provisions of the remainder of this Article 8 shall be available only with respect to Disputes as to which the parties have attempted but failed to arrive at resolution by use of the procedures set forth in section 8.1.

     8.3  Arbitration Notice.

     (a) Filing and Timing of Arbitration Notice. Either party may initiate arbitration of a Dispute by serving the other party with an arbitration notice (the "Arbitration Notice") containing a detailed description of the Dispute, including the amount claimed, the position of the party requesting arbitration, the remedy sought and the name of one (1) independent arbitrator.

     (b) Response to Arbitration Notice. Within twenty (20) days after receipt of an Arbitration Notice, the receiving party shall send a response to the other party containing (i) a detailed response to the claim giving the position of the party, any counterclaim and the remedy sought and (ii) an acceptance of the arbitrator designated in the Arbitration Notice or a designation of a second arbitrator. In the event that the party receiving the Arbitration Notice gives notice of a counterclaim, the party instituting the arbitration shall have ten (10) days to provide a written detailed response to the counterclaim setting forth that party's position.

     (c) Selection of Arbitrators. If the parties agree to a single arbitrator, the arbitration shall be decided by such arbitrator. If the parties each designate an arbitrator, the arbitrators designated by the parties shall designate a third arbitrator within ten (10) days after the date of the notice in response to the Arbitration Notice, and the arbitration shall be decided by the three (3) arbitrators. In the event the two (2) arbitrators cannot or do not select a third independent arbitrator within ten (10) days of such responsive notice, either party may apply to the American Arbitration Association for the purpose of appointing any Person listed with the American Arbitration Association as the third independent arbitrator.

     8.4  Procedure.

     (a) Hearing. a hearing shall be held by the arbitrator(s) and a decision of the matter submitted shall be rendered within thirty (30) days after the hearing or as soon as practicable thereafter.

     (b) Procedural Rules. The arbitration shall be conducted pursuant to the Commercial Industry Rules of the American Arbitration Association or such other procedures as may be agreed by the parties or required by the arbitrators. No party may present a position or make any argument at the hearing that is not provided to the other party in writing before the hearing, unless the arbitrator(s) determines that such position or argument could not reasonably have been prepared in advance of such hearing.

     8.5 Additional Parties. Any arbitration may include any other Person substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration, provided such other Person has agreed to be bound by such arbitration. The parties shall endeavor to include a similar arbitration clause in all other contracts that they may enter into in connection with the services to be performed by Operator hereunder.

     8.6 Enforceability. The foregoing agreement to arbitrate shall be specifically enforceable and the decision rendered by the arbitrator(s) shall be final, binding and conclusive on the parties. Such decision may be confirmed or embodied in any order or judgment entered upon it in accordance with applicable law in any court having jurisdiction thereof.

     8.7 Venue. The venue of any arbitration or court proceeding shall be in Salt Lake City, Utah.

     8.8 Continuance of Contract Performance. Unless otherwise provided herein or otherwise agreed in writing, the parties shall continue to perform under the terms and conditions of this Agreement during any Dispute.

     8.9 Cost. The entire cost of the arbitration, but not including the parties' attorneys' and consultants' fees, which shall be borne by the party incurring such fees, shall be allocated by the arbitrator(s) in their judgment.

ARTICLE 9

INDEMNIFICATION

     9.1  Operator Indemnification.  Subject to the provisions of section 11.2, Operator agrees that it shall protect, indemnify, and hold harmless Steamboat, its respective directors, officials, officers, partners, members, employees, trustees, agents, successors and assigns (collectively, the "Indemnified Parties") from and against all liabilities, damages, claims, demands, judgments, losses, costs, expenses, suits, actions or proceedings (including reasonable fees and disbursements or counsel) arising out of (i) the acts, omissions or other conduct of Operator or any of its officials, agents or employees, contractors or subcontractors of any tier in connection with its work pursuant to this Agreement or (ii) the operation of the Facilities by or under the direction of Operator; provided, however, that Operator shall not be required to reimburse or indemnify any Indemnified Party for any loss or claim to the extent such a loss or claim is due to the gross negligence or willful misconduct of that Indemnified Party.

     9.2  Cooperation Regarding Claims.

     (a) If any party hereto shall receive notice or have knowledge of any claim, demand, action, suit or proceeding that such party may have reason to believe may result in a claim for indemnification pursuant to this Article 9, such party shall, as promptly as possible, give the other party notice thereof. Such notice shall include, to the extent known to such party: (i) a reasonably detailed description of the facts and circumstances relating to such claim, demand, action, suit or proceeding, (ii) a complete copy o all related notices, pleadings and other papers and
(iii) a description in reasonable detail of the basis for the potential claim for indemnification; provided, however, that failure promptly to give notice or to provide such information and documents shall not relieve any other party of any obligation of indemnification it may have under this Article 9.

     (b) The parties shall consult with each other regarding, and cooperate in respect of the response to, and the defense of, any claim, demand, action, suit or proceeding. Operator shall be entitled to assume the defense or to represent the interests of the party seeking indemnification in respect of such claim, demand, action, suit or proceeding which shall include, without limitation, the right to select legal counsel and other consultants satisfactory to the indemnified party, appear in proceedings on behalf of such party and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties at the expense of the indemnifying party.

     9.3 Waiver of Subrogation. Operator and Steamboat hereby waive any and every claim for recovery from the other for any and all loss or damage to each other resulting from the performance of this Agreement, to the extent such loss or damage is recovered under insurance policies described herein.

ARTICLE 10

INSURANCE

     10.1 Operator Insurance Coverage. Operator shall secure and maintain as a minimum during the term of this Agreement the following insurance forms, at its own cost and expense (except in the case of the insurance referred to in sections 10.1(d) and 10.1(e), which insurance shall be maintained at the cost and expense of Steamboat) with deductibles or self-insured retention's and with companies acceptable to Steamboat:

     (a)  Worker's Compensation, subject to statutory limits;

     (b) Employer's Liability, with a minimum limit of one million dollars ($1,000,000) per accident including occupational disease;

     (c) Comprehensive Business Automobile Liability, in an amount not less than a combined bodily injury and property damage limit of five hundred thousand dollars ($500,000) per accident, in comprehensive form and covering hired, owned and nonowned vehicles;

     (d) Comprehensive (Commercial) General Liability Insurance written on an occurrence basis in an amount equal to at least one million dollars ($1,000,000) per occurrence, "single limit" coverage. Such insurance shall include Premises/Operations, Explosion, Collapse and Underground Hazards, Broad Form Contractual, Independent Contractors, Products/Completed Operations, Property Damage, Personal Injury, Cross Liability (insured versus insured) and Broad Form Named Insured endorsement;

     (e) Excess (or Umbrella) Liability insurance written on an occurrence basis providing excess limits for, and following the form of, the policies referred to in clauses (b), (c) and (d) above so as to bring the total of each up to twenty-five million dollars ($25,000,000) per occurrence, and in the annual aggregate where applicable.

     Any insurance carried in accordance with this section 10.1 shall be endorsed to provide that:

          (i) With the exception of worker's compensation coverage, Steamboat shall be additional insureds with the understanding that any obligation imposed upon Operator (including, without limitation, the liability to pay premiums, subject to the preamble to this section 10.1) shall be the sole obligation of Operator;

          (ii) The insurer thereunder waives all rights of subrogation against Steamboat any right of set off and counterclaim and any other right to deduction whether by attachment or otherwise;

          (iii) Such insurance shall be primary without right of contribution of any other insurance carried by Steamboat with respect to its interests as such in the Facilities; and

          (iv) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any substantial change is made in the coverage which affects the interests of Steamboat, such cancellation or change shall not be effective as to Steamboat for thirty (30) days after receipt by Steamboat of written notice sent by registered mail from each insurer of such cancellation or change.

Any insurance carried in accordance with section 10.1(c) or 10.1(d) shall be endorsed to provide that, inasmuch as the policy is written to cover more than one (1) insured, all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability shall operate in the same manner as if there were a separate policy covering such insured.

     10.2 Evidence of Insurance. At the Commencement Date and at each policy anniversary date thereafter, but not less than annually, Operator shall furnish Steamboat with approved certification of all required insurance effected by it in compliance with this Article 10.

     10.3 General Insurance Provisions. The provision of any insurance obtained pursuant to this Agreement shall not be construed to limit the liability of either party under this Agreement.


ARTICLE 11

MISCELLANEOUS

     11.1 Assignment. Operator may assign all or any part of its rights or delegate all or any party of its duties hereunder without the prior written consent of Steamboat. Steamboat may assign all or any part of its rights and delegate all or any part of its duties hereunder without the consent of Operator.

     11.2 Consequential Damages. Neither party shall be liable to the other hereunder for any indirect, consequential, incidental, punitive or exemplary damages (including, without limitation, damages on account of lost profits) arising hereunder.

     11.3 Effect of Termination. Upon termination of this Agreement, the obligations of Operator and Steamboat shall cease except as provided in sections 3.11, 7.2(a), 9.1, 9.2 and 11.4; provided, however, that Steamboat and Operator shall be entitled to the amounts to which they would otherwise be entitled as of such date under Article 5, with such amounts being prorated approximately according to the portion of the Contract Year which shall have elapsed prior to the date of termination.

     11.4 Overdue Obligations to Bear Interest. All amounts due hereunder, whether as damages, credits, revenue reimbursements, that are not paid when due (less any amount which may be offset against any such amount) shall bear interest, from the tenth day after such amount is due hereunder, at the Stipulated Rate or, if lower, the maximum interest rate permitted by law, on the amount outstanding from time to time, on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed.

     11.5 Notices. Any notices or communications required or permitted hereunder shall be in writing and sufficiently given if delivered in person, sent by certified mail, return receipt requested, postage prepaid, or sent by courier or delivery service with charges therefor prepaid, and addressed as follows:

     If to Operator:                         S. B. Geo, Inc.
                                   921 Executive Park Drive, Suite
B
                                   Salt Lake City, UT  84117

     If to Steamboat:                   Steamboat Envirosystems,
L.C.
                                   921 Executive Park Drive, Suite
B
                                   Salt Lake City, UT  84117

Changes in the respective addresses to which such notices may be directed may be made from time to time by any party by written notice to the other party; provided, however, that such change of address notice shall be effective only when received. Notices shall be deemed to have been given on the date of receipt if delivered personally, on the third day after posting if transmitted by mail or on the day after dispatch if sent by courier or overnight delivery service.

     11.6 Waiver. The waiver of any party hereto of any rights arising out of, or in connection with, a default or other breach or failure under this Agreement by any other party hereto shall not operate or be construed to operate as a waiver of any other or subsequent default, breach, or failure. The making or the acceptance of a payment by any party hereto with knowledge of the existence of a default or other breach or failure shall not operate or be construed to operate as a waiver of such default, breach or failure, or any other or subsequent default, breach or failure.

     11.7 Entire Agreement; Modification. The provisions of this Agreement, including all Exhibits hereto, the Project Operation and Maintenance Manual, the Design Notebook and the Annual Operating Plan for the relevant Contract Year, together with any other agreements specifically incorporated herein or therein by reference, shall constitute the entire agreement among the parties for the operation of the Facilities by Operator, superseding any prior agreements executed by the parties hereto. Without prejudice to the final sentence of section 7.10, neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification shall be sought, and no such termination, amendment, supplement, waiver or modification shall be effective without the prior written consent of GE Capital.

     11.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah applicable to agreements made and to be performed entirely within that state, including all matters of construction, validity and performance.

     11.9 Counterparts. This Agreement may be executed in more than one counterpart each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument.

     11.10 Severability. In the event that any provision of this Agreement shall for any reason be determined to be invalid, illegal, or unenforceable in any respect, the parties hereto shall attempt in good faith to agree to such amendments, modifications, or supplements to this Agreement and take such other appropriate actions as shall, to the maximum extent practicable in light of such determination, implement and give effect to the intentions of the parties as reflected herein. The provisions of this Agreement not so affected shall remain in full force and effect.

     11.11 Further Assurances. Operator and Steamboat further covenant to cooperate with one another in all reasonable respects necessary to consummate the transactions contemplated by this Agreement, and each will take all reasonable actions within its authority to secure cooperation of any necessary third parties.

     11.12 Headings. The Table of Contents and the headings of the Articles and sections of this Agreement are for convenience of reference only and shall not affect the meanings or construction of any provision of this Agreement.

     11.13 Waiver of Liens. Operator hereby unconditionally waives any existing or future lien or claim of lien which Operator may have against the Facilities (or any part thereof) in connection with performance of its obligations hereunder, under any statute pertaining to mechanic's liens or any other statute or law, without regard to whether Operator has been or is paid for the performance of such obligations.

     11.14 Appointment of Facilities Manager. Operator shall give GE Capital prior written notice of the identity and qualifications of any Person proposed to be appointed by Operator to the position of plant manager, or other comparable position, at the Facilities. GE Capital shall have the right to veto any proposed appointment, within its discretion. With effect from the date hereof, Operator appoints Eric Call to the position of, and to perform all duties of, Facilities Manager in respect of both Facilities.

     11.15 Disposal of Materials and Equipment. Any materials and/or equipment connected with or located at the Facilities which is obsolete, surplus or dysfunctional shall be disposed of in accordance with the instructions of Steamboat.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              STEAMBOAT ENVIROSYSTEMS, L.C.


                              By:  __________________________
                              Its:  __________________________


                              SB GEO, INC.


                              By:  __________________________
                              Its:  __________________________


EXHIBIT B

FACILITIES ADMINISTRATIVE PROCEDURES


Procedure                          Title

     1.   Administrative Procedure Description and Format

     2.   Review, Approval and Maintenance of Procedures

     3.   Watchstanding

     4.   Clearance Procedure

     5.   Responsibilities and Authorities

     6.   Records Management

     7.   Abnormal Tag Procedure

     8.   Control of Standing Orders

     9.   Hazardous Waste

   10.    Generation Dispatching Procedure

   11.    Receiving, Handling and Storage of Hazardous or Flammable
Materials

   12.    Work Requests

   13.    Operations Training Program

   14.    General Warehousing

   15.    Housekeeping

   16.    Transportation and Vehicle Use

   17.    Accident Prevention Program

   18.    Safety Meetings

   19.    Safety Inspections

   20.    Employee Indoctrination

   21.    Accident Reporting and Investigation

   22.    Fire Suppression System Testing

   23.    Joint Safety Advisory Committee

   24.    Barriers

   25.    Generation Outage Report

   26.    Scheduling Maintenance Outage

   27.    Accountability for Tools and Equipment

   28.    Plant Efficiency Testing

   29.    Timekeeping

   30.                                  Safety Glasses Purchase
Policy

   31.    Fitness of Duty Policy

   32.    Waste Sampling and Documentation

   33.    Hazardous Communication Program

   34.    Purchasing Procedure

   35.    Employee Benefits

   36.    Logs and Records

   37.    Budget and Tracking

   38.    Security

   39.    Medical Examination

   40.    Hearing Conservation

   41.    General Hazards

   42.    MSDS

   43.    Hydrogen Sulfide

   44.    Arsenic

   45.    Respirators

   46.    Decontamination Equipment

   47.    Welding and Cutting

   48.    Chlorine

   49.    Housekeeping

   50.    Isobutane Handling

   51.    Special Work Permit

   52.    Regulated Areas

   53.    Protective Clothing and Equipment

   54.    Respiratory Protection

   55.    Change Room Use

   56.    Handling Contaminated Tools and Equipment

   57.    Confined Spaces

   58.    I. H. Sampling Frequency

   59.    Noise Sampling

   60.    Arsenic Sample Collection

   61.    Airborne Arsenic Sampling

   62.    O2 and CO2 Sampling

   63.    Multi Gas Detector

   64.    Combustible Gases Sampling

   65.    Hydrogen Sulfide Sampling


EXHIBIT C

FACILITY WORK FORCE


Complete details of the Facility Work Force will be incorporated by Operator in the Operating Plans pursuant to _____________ of this Agreement.


EXHIBIT D

OPERATOR'S OPERATING EQUIPMENT


Complete details of Operator's Operating Equipment (in all cases to be purchased by Steamboat and maintained by Operator) will be incorporated by Operator in the Operating Plans pursuant to section
3.4 of this Agreement. All Operator's Operating Equipment is, and upon termination of this Agreement shall remain, the property of Steamboat.


EXHIBIT E

OPERATOR APPROVALS


1. Certificate, dated ___________________, of the Department of Commerce of the State of Utah, certifying that Operator is duly incorporated and in good standing.

2.   Certificate, dated __________________, of the Utah State Tax
Commission certifying that Operator has paid all its franchise taxes.

3. Certificate, dated _________________, of the Secretary of State of Nevada that Operator is qualified as a foreign corporation authorized to transact business therein and is in good standing as a foreign corporation.


EXHIBIT "D"


DESCRIPTION OF ASSETS


     All of the assets owned by the Fund or 1-A which relate to SB-1 or SB-1A (collectively referred to herein as Owners) and are otherwise described as:

     (a) All the Owner's rights, and all Owner's title or interest, in, to, or under the contracts and agreements listed in APPENDIX D-2, which is incorporated herein by this reference. Without limiting the generality of the foregoing, such rights include but are not limited to, the rights to enforce such contracts and agreements, to receive any refunds and to control and enforce any claim(s) related to or pursuant to such contracts and agreements, to direct performance and exercise options and elections related to or pursuant to such contracts and agreements, and any other rights of any description. (All the foregoing items and types of property are referred to herein as the "Special Contracts".)

     (b) All furnishings, furniture, trade or other fixtures, office equipment, supplies, and inventory located at or used in connection with the premises described on APPENDIX D-1 in Washoe County, Nevada (the "Premises"), or the 4.0 MW (net) and 1.6 MW
(net) geothermal electric generation facilities (the "Facilities") located on the Premises and belonging to Owners.

     (c) All inventories of every nature, wherever located, including all goods intended for sale or lease or to be furnished under contracts of service, all raw materials, work in process, and finished goods, and all supplies, materials, and products of every nature and description used or useable in connection with the manufacture, packing, shipping, advertising, selling, leasing, or furnishing of such goods which are related in any way to the Facilities (the "Inventories").

     (d) All equipment, machinery, motors, chattels, tools, dies, trucks, automobiles, vehicles, boats, furniture, and fixtures, of every nature, presently existing or hereafter acquired, wherever located, and all additions and accessions thereto and substitutions therefor and all parts, tools, components, and equipment which may be attached to or which are necessary to the operation or use of such personal property or fixtures, whether or not the same shall be deemed to be affixed to real property, and all rights under or arising out of contracts relating to the foregoing located on the Premises or related in any way to the Facilities (the "Equipment").

Without limiting the generality of the foregoing, such assets include, but are not limited to, the Facilities and all equipment and other property described above associated with it, whether or not constituting fixtures, located at the Premises.

     (e) All general intangibles and intangible rights of every nature related in any way to the Facilities including, without limitation, good will, patents, trademarks, licensing agreements, royalty payments, copyrights, service names, service marks, trade names, logos, leases, contracts, claims, accounts receivable, causes of action, computer software, computer service agreements, governmental or regulatory licenses, permits, or authorizations of any description, and all other rights of every description.

     (f) All books, correspondence, credit files, data, records, and other documents relating to the types of property described herein, which are related in any way to the Facilities including, without limitation, all tapes, cards, runs and other papers and documents which belong to Owners or any of its agents, employees, partners, affiliates, or subsidiaries, or any computer service bureau.

     (g) All improvements, buildings, components, and fixtures now existing, whether or not attached to real property, located at the Premises or which at any time are used in connection with the operation of the Facilities, to the full extent of Owner's rights therein.

     (h) The Reserve Account and the Operating Account created pursuant to Section 2.05 and 2.06 of the Term Loan Agreement dated December 28, 1989 between Owner and Westinghouse Electric
Corporation.

     (i) All technical data in possession of Owner and available to it, now or hereafter existing with respect to the existence and use of the natural resources, drilling, pumping and removal and u se of the natural resources, surveys, reports, research and any other information received, used or relied on in determining the feasibility, operation, use and expansion of the natural resources in connection with the Facilities or the Premises.

     (j) As appropriate assets such as accounts receivable, prepaid insurance, property taxes, etc. will be prorated as of the date of closing.

     (k) Anything to the contrary notwithstanding, nothing herein will be construed to transfer technical know-how, equipment, tools, computer programs or assets belonging to SB Geo, Inc.

APPENDIX D-1


     All the real property situated in the County of Washoe, State of Nevada, more particularly described as follows:

          PARCEL 1

     Beginning at the one-quarter corner between Sections 28 and 29, Township 18, North, Range 20 East, M.D.B.&M., running thence North 583 feet to the south side of the county highway right of way then along said right of way South 69o58' West 176.10 feet; thence South 520 feet; thence East 415.50 feet to the place of beginning; all of said described land is situated in the Southeast quarter of the Southeast quarter of the Northeast quarter of Section 29, Township 18 North, Range 20 East, M.D.B.&M.

          PARCEL 2

     The East half of the Northeast quarter of the Southeast quarter of Section 29, Township 18 North, Range 20 East, M.D.B.&M., according to the official plat.

     EXCEPTING FROM SAID PARCEL 2 the following described real property, and subject to the condition that Lessee's use of the remainder of Parcel 2 shall not cause subsidence or in any way damage Lessor's facilities presently constructed or to be constructed on the following described real property:

     Commencing at the one-quarter corner between Sections 28 and 29, T18N, R20E, MDB&M; thence South 413.40 feet along the East line of said Section 29; thence West 188.0 feet to the True Point of Beginning; thence South 77.0 feet; thence east 85.5 feet; thence South 410.0 feet; thence West 460.0 feet; thence North 272.0 feet; thence East 289.0 feet; thence South 195.0 feet to the True Point of Beginning. Containing 6.13 acres, more or less.

          PARCEL 3

     A portion of the Southeast one-quarter (SE 1/4) of the Northeast one-quarter (NE 1/4), and a portion of the Southwest one-quarter (SW 1/4) of the Northeast one-quarter (NE 1/4), all in
Section 29, Township 18 North, Range 20 East, M.D.B.&M., Washoe
County, Nevada, described as follows:

     Beginning at a point marked by an iron pin on the South line of the North one-half (N 1/2) of Section 29, Township 18 North, Range 20 East, M.D.B.&M., said point further described as being the Southwest corner of a 5.0 acre tract described by Document No. 174192, recorded in Book 236 of Deeds;

     Records of Washoe County, Nevada from which point the East one-quarter (E 1/4) corner of said Section 29 bears South 89o41'
East 415.5 feet (being East 415.5 according to said deed).

     Thence, North 52o07' West 673.26 feet more or less to a point on the Southerly right of way line of the Mount Rose Highway;

     Thence South 57o37'30" West 759.97 feet more or less along the Southerly right of way line of said highway to a point on the South line of the North one-half (N 1/2) of said Section 29;

     Thence, South 89o41' East 1173.24 feet more or less along the South line of the North one-half (N 1/2) of said Section 29, to the point of beginning.

Together with the right to use the easement 45.0 feet in width described in that certain Easement Agreement dated October 18, 1971, and recorded November 3, 1971, as Document No. 224422 at Book 589, page 533 in the Official Records of Washoe County, Nevada, for roadway and electric utility purposes over, upon and across the property described therein and subject to the terms thereof.


APPENDIX D-2

     1. Geothermal Resources Leases dated November 18, 1983 (the "Lease") between Sierra Pacific Power Company, a Nevada corporation ("SPPC") and Geothermal Development Associates, a Nevada corporation ("GDA"), as amended by a Letter Amendment to Geothermal Resources Lease dated January 7, 1985 between SPPC and GDA, a Second Amendment to Geothermal Resources Lease dated October 29, 1988 between SPPC and Owner, and a Third Amendment to Geothermal Resources Lease dated October 2, 1989 between SPPC and the Fund.

     2.   Amended Memorandum of Lease dated January 7, 1985 between
SPPC and GDA.

     3. Memorandum of Lease, Assignment of Lease and Purchase Agreement dated December 31, 1985 among GDA, Ormat Systems, Inc., a Delaware corporation, now known as Ormat, Inc. ("Ormat"), Bonneville Pacific Corporation, a Utah corporation ("Bonneville"), Far West Capital, Inc., a Utah corporation doing business in Nevada as Far West Resources, Inc. ("FWC"), the Fund and SPPC.

     4. Amended Memorandum of Lease dated October 16, 1989 between SPPC and the Fund.

     5. Revised and Restated Geothermal Resources Sublease dated October 9, 1989 between the Fund and FWC.

     6.   Memorandum of Revised and Restated Geothermal Resources
Sublease dated October 9, 1989 between the Fund and FWC.

     7.   Consent and Agreement dated November 2, 1988 among the
Fund, FWC and SPPC.

     8. Location and Occupancy Agreement dated December 31, 1985 between SPPC and the Fund.

     9. Agreement for the Purchase and Sale of Electricity dated November 18, 1983 between GDA as Seller and SPPC as buyer, as amended by Amendment to Agreement for Purchase and Sale of Electricity dated March 6, 1987 between the Fund as seller and SPPC as buyer.

     10. All permits, licenses, agreements and approvals related to or necessary for the operation of the 4.0 MW (net) and 1.6 MW
(net) geothermal electric generation facilities (the "Facilities") located on the property subject to the Lease (the "Premises"), including, without limitation, all building and occupancy permits, environmental permits and licenses, and Federal Energy Regulatory Commission certification.

     11. All technical data in possession of Owner and available to it, now or hereafter existing with respect to the existence and use of the natural resources, drilling, pumping and removal and use of the natural resources, surveys, reports, research and any other information received, used or relied on in determining the feasibility, operation, use and expansion of the natural resources in connection with the Facilities or the Premises.